Exhibit 2.1

EXECUTION COPY

CONFIDENTIAL

BUSINESS COMBINATION AGREEMENT

by and among

LAUNCH ONE ACQUISITION CORP.,
as SPAC,

LAUNCH ONE SPONSOR LLC,
in the capacity as the SPAC Representative

MINOVIA THERAPEUTICS LTD.
as the Company,

NATALIE YIVGI-OHANA,

in the capacity as the Seller Representative,

MITO US ONE LTD.,
as Pubco,

MITO SUB ISRAEL LTD.,
 as Company Merger Sub,

and

upon execution of the Joinder,
SPAC Merger Sub

Dated as of June 25, 2025

i

4.3. Governmental Approvals	22
4.4. Non-Contravention	23
4.5. Capitalization	23
4.6. Ownership of Merger Consideration Shares	23
4.7. Pubco and Merger Sub Activities	23
4.8. Finder and Brokers	23
4.9.Investment Company Act	23
4.10. Information Supplied	23
4.11. Independent Investigation	24
4.12. No Other Representations	24

Article V. representations and warranties of THE COMPANY	24
5.1. Organization and Standing	24
5.2. Authorization; Binding Agreement	25
5.3. Capitalization	25
5.4. Subsidiaries	26
5.5. Governmental Approvals	26
5.6. Non-Contravention	27
5.7. Financial Statements	27
5.8. Absence of Certain Changes	28
5.9. Compliance with Laws	28
5.10. Company Permits	29
5.11. Litigation	29
5.12. Material Contracts	29
5.13. Intellectual Property	31
5.14. Taxes and Returns	33
5.15. Real Property	34
5.16. Personal Property	35
5.17. Title to and Sufficiency of Assets	35
5.18. Employee Matters	35
5.19. Benefit Plans	36
5.20. Environmental Matters	37
5.21. Transactions with Related Persons	38
5.22. Business Insurance	38
5.23. Top Vendors	39
5.24. Product Regulatory Matters	39
5.25. Certain Business Practices	40
5.26. Investment Company Act	40
5.27. Finders and Brokers	40
5.28. Information Supplied	40
5.29. Independent Investigation	41
5.30. No Other Representations	41

VI. COVENANTS	41
6.1. Access and Information	41
6.2. Conduct of Business of the Company, Pubco and the Merger Subs	42
6.3. Conduct of Business of SPAC	44
6.4. PCAOB Financials; Annual and Interim Financial Statements	46
6.5. SPAC Public Filings	46
6.6. No Solicitation	47
6.7. No Trading	47

ii

6.8. Notification of Certain Matters	48
6.9. Efforts	48
6.10. Further Assurances	49
6.11. The Registration Statement	50
6.12. Tax Matters	51
6.13. Required Company Shareholder Approval; Company Merger Proposal	52
6.14. Public Announcements	53
6.15. Confidential Information	53
6.16. Post-Closing Board of Directors and Executive Officers	54
6.17. Indemnification of Directors and Officers; Tail Insurance	54
6.18. Trust Account and Transaction Financing Proceeds	55
6.19. Bridge Financing; Other Transaction Financing	55
6.20. Employment Agreements	56
6.21. Nasdaq Listing	56
6.22. Israeli Securities Law; IAA	56
6.23. Israeli Tax Rulings	57
6.24. SPAC Merger Sub Formation and Joinder	57

Article VII. Closing conditions	58
7.1. Conditions of Each Party’s Obligations	58
7.2. Conditions to Obligations of the Company, Pubco and the Merger Subs	59
7.3. Conditions to Obligations of SPAC	60
7.4. Frustration of Conditions	61

VIII. TERMINATION AND EXPENSES	61
8.1. Termination	61
8.2. Effect of Termination	62
8.3. Fees and Expenses	62

IX. WAIVERs AND RELEASES	63
9.1. Waiver of Claims Against Trust	63

x. MISCELLANEOUS	63
10.1. Survival	63
10.2. Non-Recourse	63
10.3. Notices	64
10.4. Binding Effect; Assignment	66
10.5. Third Parties	66
10.6. Arbitration	66
10.7. Governing Law; Jurisdiction	67
10.8. WAIVER OF JURY TRIAL	67
10.9. Specific Performance	67
10.10. Severability	67
10.11. Amendment	67
10.12. Waiver	67
10.13. Entire Agreement	67
10.14. Interpretation	68
10.15. Counterparts	68
10.16. Legal Representation	68
10.17. SPAC Representative	69
10.18. Seller Representative	70

XI DEFINITIONS	72
11.1. Certain Definitions	72
11.2. Section References	81

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Sponsor Letter Agreement
Exhibit D	Form of Amended Pubco Organizational Documents
Exhibit E	Form of Joinder

iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of June 25, 2025, by and among (i) Launch One Acquisition Corp., a Cayman Islands exempted company limited by shares (together with its successors, “SPAC”), (ii) Launch One Sponsor LLC, a Delaware limited liability company (the “Sponsor”), in the capacity as the representative from and after the SPAC Merger Effective Time (as defined below) for the shareholders of SPAC and Pubco (other than the Company Shareholders (as defined below) as of immediately prior to the Company Merger Effective Time and their successors and assigns) in accordance with the terms and conditions of this Agreement (the “SPAC Representative”), (iii) Minovia Therapeutics Ltd., an Israeli company limited by shares (together with its successors, the “Company”), (iv) Natalie Yivgi-Ohana, in the capacity as the representative from and after the Company Merger Effective Time for the Company Shareholders as of immediately prior to the Company Merger Effective Time (and their successors and assigns) in accordance with the terms and conditions of this Agreement (the “Seller Representative” and each of the SPAC Representative and the Seller Representative, a “Representative Party”), (v) Mito US One Ltd., an Israeli company limited by shares (together with its successors, “Pubco”), (vi) Mito Sub Israel Ltd., an Israeli company limited by shares and a wholly-owned subsidiary of Pubco (“Company Merger Sub”) and (vii) upon execution and delivery of the Joinder (as defined below), a to-be-formed Cayman Islands exempted company limited by shares (“SPAC Merger Sub”, and together with Company Merger Sub, the “Merger Subs”). As of the date hereof, each of SPAC, Pubco, the Company, Company Merger Sub and the Representative Parties are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”, and upon its execution and delivery of the Joinder, the term “Party” shall also include SPAC Merger Sub.

RECITALS:

WHEREAS, the Company, directly and indirectly through its subsidiaries, is engaged in the business of researching, developing and advancing mitochondrial therapies for primary-genetic and age-related mitochondrial diseases;

WHEREAS, Pubco is a newly-incorporated Israeli company limited by shares that is owned entirely by one or more directors or executive officers of the Company who are not U.S. citizens or residents, and Company Merger Sub is a newly-incorporated Israeli company limited by shares that is wholly-owned by Pubco;

WHEREAS, promptly after the date of this Agreement, the Company will cause SPAC Merger Sub to be formed and execute a Joinder;

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) Company Merger Sub shall merge with and into the Company, with the Company continuing as the surviving company (the “Company Merger”), and in connection therewith (i) the shares of the Company issued and outstanding immediately prior to the Company Merger Effective Time (as defined below) shall be cancelled in exchange for the right of the holders thereof to receive Pubco Ordinary Shares (as defined below), (ii) outstanding In-the-Money Company Options (as defined below) will automatically vest and be cancelled in exchange for the right of the holders thereof to receive Pubco Ordinary Shares, (iii) outstanding Company SAFEs (as defined below) will automatically be cancelled in exchange for the right of the holders thereof to receive Pubco Ordinary Shares, and (iv) all other Company Convertible Securities (as defined below) that have not been cancelled or converted prior to the Company Merger Effective Time will be terminated; (b) immediately after the consummation of the Company Merger, SPAC Merger Sub shall merge with and into SPAC, with SPAC continuing as the surviving company (the “SPAC Merger” and, together with the Company Merger, the “Mergers” and collectively with the other transactions contemplated by this Agreement and the Ancillary Documents (as defined below), the “Transactions”), and in connection therewith each issued and outstanding security of SPAC immediately prior to the SPAC Merger Effective Time (as defined below) shall no longer be outstanding and shall automatically be cancelled, and the holders thereof shall receive a substantially equivalent security of Pubco; and (c) as a result of such Mergers, SPAC and the Company each shall become wholly owned subsidiaries of Pubco, and Pubco shall become a publicly traded company, all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the Cayman Islands Companies Act, Israeli Companies Law and other applicable Law;

WHEREAS, on the date hereof, SPAC has received voting agreements in the form attached as Exhibit A hereto (collectively, the “Voting Agreements”) signed by the Company and certain Company Shareholders which, in the aggregate, represent approximately 35% of the voting power of the issued and outstanding Company Securities as of the date of this Agreement;

WHEREAS, the Company Security Holders that are now, or as of immediately prior to the Closing will be, officers or directors of the Company or holders of at least three percent (3%) of the Company’s issued and outstanding shares on a fully diluted basis, including the HSC Principals with respect to any Company Securities that they may receive under the HSC Letter Agreement (collectively, the “Locked-Up Company Security Holders”) have either contemporaneously with the execution and delivery of this Agreement entered into lock-up agreements with SPAC, Pubco and the SPAC Representative, in the form attached hereto as Exhibit B (the “Lock-Up Agreements”), which Lock-Up Agreements shall become effective as of the Closing, or will enter into such Lock-Up Agreements prior to the Closing;

WHEREAS, prior to the Closing, Pubco, SPAC, the Sponsor, the IPO Underwriter and Company Security Holders that are expected to be officers, directors or Affiliates of Pubco immediately after the Closing (the “RRA Company Security Holders”) shall enter into an Amended and Restated Registration Rights Agreement, in form and substance reasonably acceptable to SPAC and the Company (the “Amended Registration Rights Agreement”), which will amend and restate the Registration Rights Agreement, to among other matters, have Pubco assume the obligations of SPAC under the Registration Rights Agreement and to provide the Company Security Holders party thereto with registration rights thereunder covering, among other securities, the Pubco Ordinary Shares to be issued to any officers, directors or other equity holders of the Company deemed “affiliates” under Rule 144 of the Securities Act immediately after the Closing, which Amended Registration Rights Agreement will become effective as of the Closing;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Sponsor has entered into a letter agreement with Pubco and the Seller Representative, a copy of which is attached as Exhibit C hereto (the “Sponsor Letter Agreement”), pursuant to which the Sponsor has agreed to subject 22.5% of the SPAC Class B Ordinary Shares owned by the Sponsor (together with the Pubco Ordinary Shares issued in exchange therefor in the SPAC Merger, the “Sponsor Earnout Shares”) to certain transfer restrictions and potential forfeiture if the Earnout Milestones (as defined below) set forth in Section 1.13(a)) are not achieved during the Earnout Period (as defined below), as well as to subject a portion of such Sponsor Earnout Shares to additional escrow and transfer restrictions if the Minimum Cash Condition is not satisfied, but is waived by the Company and the Closing occurs;

WHEREAS, prior to the execution and delivery of this Agreement, the Company has entered into a letter agreement (the “HSC Letter Agreement”) with Alex Greystoke and Jon Bakhshi (together, the “HSC Principals”), pursuant to which the HSC Principals have agreed to pay for the costs and expenses of the Company DeSPAC Advisors incurred by or on behalf of the Company and its Subsidiaries;

WHEREAS, the Company intends to consummate the Bridge Financing (as defined below) for an aggregate amount equal to at least Five Million U.S. Dollars ($5,000,000) within thirty (30) days after the date of this Agreement;

WHEREAS, the boards of directors of SPAC, the Company, Pubco and the Company Merger Sub each have (and upon the SPAC Merger Sub’s execution and delivery of the Joinder, the board of directors of Company Merger Sub will have) (a) determined that the Transactions are fair, advisable and in the best interests of their respective companies and shareholders or equity holders (as applicable), (b) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein, and (c) determined to recommend to their respective shareholders the approval and adoption of this Agreement and the Transactions; and

WHEREAS, certain capitalized terms used and not otherwise defined herein are defined in Article XI hereof.

NOW, THEREFORE, in consideration of the premises set forth above, and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
MERGERS

1.1 Company Merger. At the Company Merger Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Israeli Companies Law or by any other applicable Law, the Company and the Company Merger Sub (as the target company (Chevrat Ha’Ya’ad) in the Company Merger) shall consummate the Company Merger, pursuant to which Company Merger Sub shall be merged with and into the Company, with the Company being the surviving company, following which the separate corporate existence of Company Merger Sub shall cease and the Company shall continue as the surviving corporation in the Company Merger. The Company, as the surviving corporation following the Company Merger, is hereinafter sometimes referred to as the “Company Surviving Subsidiary” (provided, that references to the Company for periods after the Company Merger Effective Time shall include the Company Surviving Subsidiary). As a result of the Company Merger, the Company Surviving Subsidiary will become a wholly-owned subsidiary of Pubco. In the event that SPAC Merger Sub is not a wholly-owned subsidiary of Pubco immediately prior to the Company Merger Effective Time, at the Company Merger Effective Time, the Company, Pubco and SPAC Merger Sub shall cause any owners of the outstanding shares or other equity interests of SPAC Merger Sub to transfer such equity interests to Pubco free and clear of any Liens without any consideration therefor.

1.2 SPAC Merger. At the SPAC Merger Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Cayman Islands Companies Act or by any other applicable Law, SPAC and SPAC Merger Sub shall consummate the SPAC Merger, pursuant to which SPAC Merger Sub shall be merged with and into SPAC, with SPAC being the surviving company, following which the separate corporate existence of SPAC Merger Sub shall cease and SPAC shall continue as the surviving company in the SPAC Merger. SPAC, as the surviving company following the SPAC Merger, is hereinafter sometimes referred to as the “SPAC Surviving Subsidiary” (provided, that references to SPAC for periods after the SPAC Merger Effective Time shall include the SPAC Surviving Subsidiary), and together with the Company Surviving Subsidiary, the “Surviving Subsidiaries”. As a result of the SPAC Merger, the SPAC Surviving Subsidiary will become a wholly-owned subsidiary of Pubco.

1.3 Effective Times. Subject to the conditions of this Agreement, the Parties shall cause (a) the Company Merger to be consummated by filing with the Registrar of Companies of the State of Israel (the “Companies Registrar”) notice of the contemplated Company Merger, in form and substance reasonably acceptable to the Company and SPAC, which shall inform the Companies Registrar that all conditions to the Company Merger under the Israeli Companies Law and this Agreement have been met (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) (the “Company Plan of Merger”) and (b) the SPAC Merger to be consummated by filing a plan of merger together with such other documents as may be required in accordance with the applicable provisions of the Cayman Islands Companies Act in form and substance reasonably acceptable to the Company and SPAC (the “SPAC Plan of Merger” and together with the Company Plan of Merger, the “Merger Plans”) with the Cayman Islands Registrar in accordance with the applicable provisions of the Cayman Islands Companies Act. First, the Company Merger will be consummated and effective on the Closing Date after another notice is served to the Companies Registrar, which the Parties shall cause to be delivered on or before the Closing Date, for the issuance by the Companies Registrar of the certificate evidencing the Company Merger in accordance with Section 323(5) of the Israeli Companies Law by the Companies Registrar (the “Company Certificate of Merger”). Immediately after the Company Merger, the SPAC Merger will be consummated and effective on the Closing Date, as evidenced by the issuance of the certificate of merger by the Cayman Islands Registrar (the “SPAC Certificate of Merger” and, together with the Company Certificate of Merger, the “Merger Certificates”). The effective time of the Company Merger is referred to herein as the “Company Merger Effective Time”, the effective time of the SPAC Merger is referred to herein as the “SPAC Merger Effective Time”, and each of the Company Merger Effective Time and the SPAC Merger Effective Time are referred to herein as an “Effective Time”.

1.4 Effect of the Mergers.

(a) At the Company Merger Effective Time, the effect of the Company Merger shall be as provided in this Agreement, the Company Certificate of Merger and the applicable provisions of the Israeli Companies Law and other applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the Company Merger Effective Time all the property, rights, agreements, privileges, powers and franchises of Company Merger Sub shall vest in the Company Surviving Subsidiary, and all debts, liabilities, obligations and duties of Company Merger Sub shall become the debts, liabilities, obligations and duties of the Company Surviving Subsidiary, including in each case the rights and obligations of each such Party under this Agreement and the Ancillary Documents from and after the Company Merger Effective Time, and the Company Surviving Subsidiary shall continue its existence as wholly-owned Subsidiary of Pubco.

(b) At the SPAC Merger Effective Time, the effect of the SPAC Merger shall be as provided in this Agreement, the SPAC Certificate of Merger and the applicable provisions of the Cayman Islands Companies Act and other applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the SPAC Merger Effective Time all the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of SPAC Merger Sub shall vest in the SPAC Surviving Subsidiary, and all contracts, obligations, claims, debts and liabilities of SPAC Merger Sub shall become the contracts, obligations, claims, debts and liabilities of the SPAC Surviving Subsidiary, including in each case the rights and obligations of each such Party under this Agreement and the Ancillary Documents from and after the SPAC Merger Effective Time, and the SPAC Surviving Subsidiary shall continue its existence as a wholly-owned Subsidiary of Pubco.

1.5 Organizational Documents of Surviving Subsidiaries. At each applicable Effective Time, (a) the Organizational Documents of Company Merger Sub shall become the Organizational Documents of Company Surviving Subsidiary, except that the name of Company Surviving Subsidiary in such Organizational Documents shall be “Minovia Therapeutics Ltd.”, and (b) the memorandum and articles of association of SPAC Merger Sub shall become the memorandum and articles of association of SPAC Surviving Subsidiary.

1.6 Directors and Officers of the Surviving Subsidiaries. At each Effective Time, each of the board of directors and executive management of the applicable Surviving Subsidiary shall consist of two individuals, each of whom shall be designated by the board of directors of Pubco, each to hold office in accordance with the respective Organizational Documents of the Surviving Subsidiaries until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

1.7 Amended Pubco Organizational Documents. Effective upon the Company Merger Effective Time, Pubco shall amend and restate its Organizational Documents to be in substantially the form attached as Exhibit D hereto (the “Amended Pubco Organizational Documents”); provided, that in the event that SPAC issues any SPAC Preference Shares during the Interim Period as part of any Transaction Financing, the Amended Pubco Organizational Documents shall be revised to take into account the rights, preferences, obligations, terms and conditions of the Pubco Preference Shares to be issued in exchange for such SPAC Preference Shares.

1.8 Effect of SPAC Merger on Outstanding Securities of SPAC and SPAC Merger Sub. At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any Party or the holders of securities of any Party:

(a) SPAC Units. Each SPAC Unit issued and outstanding immediately prior to the SPAC Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one (1) SPAC Class A Ordinary Share and one-half (½) of a SPAC Public Warrant in accordance with the terms of the SPAC Unit, which underlying SPAC Securities shall be converted in accordance with the applicable terms of this Section 1.8 below.

(b) SPAC Ordinary Shares. Each SPAC Class B Ordinary Share issued and outstanding immediately prior to the SPAC Merger Effective Time shall automatically be converted into one (1) SPAC Class A Ordinary Share, and, after giving effect to such conversion of the SPAC Class B Ordinary Shares, each SPAC Class A Ordinary Share issued and outstanding immediately prior to the SPAC Merger Effective Time (other than those described in Section 1.8(d) below) shall automatically be converted into one Pubco Ordinary Share, following which all such SPAC Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of certificates previously evidencing SPAC Ordinary Shares issued and outstanding immediately prior to the SPAC Merger Effective Time shall cease to have any rights with respect to such shares except as provided herein or by Law.

(c) SPAC Preference Shares. Each SPAC Preference Share issued and outstanding immediately prior to the SPAC Merger Effective Time (other than those described in Section 1.8(d) below), if any, shall be automatically converted into one Pubco Preference Share, following which all such shares of SPAC Preference Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist.

(d) Treasury Shares. If there are any shares of SPAC that are owned by SPAC as treasury shares immediately prior to the SPAC Merger Effective Time, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(e) SPAC Warrants. Each (i) SPAC Public Warrant outstanding immediately prior to the SPAC Merger Effective Time shall be converted into the right to receive one Pubco Public Warrant and (ii) each SPAC Private Warrant outstanding immediately prior to the SPAC Merger Effective Time shall be converted into the right to receive one Pubco Private Warrant, and all SPAC Warrants shall thereupon cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the SPAC Public Warrants, and each of the Pubco Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the SPAC Private Warrants, except that in each case they shall represent the right to acquire Pubco Ordinary Shares in lieu of SPAC Class A Ordinary Shares. At or prior to the SPAC Merger Effective Time, Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Pubco Warrants remain outstanding, a sufficient number of Pubco Ordinary Shares for delivery upon the exercise of such Pubco Warrants.

(f) SPAC Merger Sub Shares. All of the shares of SPAC Merger Sub issued and outstanding immediately prior to the SPAC Merger Effective Time shall be converted into an equal number of shares of the SPAC Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of the SPAC Surviving Subsidiary.

(g) Transfers of Ownership. If any certificate representing securities of SPAC is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to SPAC or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of SPAC in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Pubco or any agent designated by it that such tax has been paid or is not payable.

(h) No Liability. Notwithstanding anything to the contrary in this Section 1.8, none of the SPAC Surviving Subsidiary, Pubco or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(i) Surrender of SPAC Certificates. Securities issued upon the surrender of SPAC Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of SPAC Securities shall also apply to the Pubco Securities so issued in exchange.

(j) Lost, Stolen or Destroyed SPAC Certificates. In the event any certificates shall have been lost, stolen or destroyed, Pubco shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to this Section 1.8; provided, however, that Pubco may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to agree to indemnify Pubco and the SPAC Surviving Subsidiary, or deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the SPAC Surviving Subsidiary or Pubco, with respect to the certificates alleged to have been lost, stolen or destroyed.

1.9 Effect of Company Merger on Outstanding Securities of the Company and Company Merger Sub. At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any Party or the holders of securities of any Party:

(a) Company Ordinary Shares. Subject to clause (b) below, all Company Ordinary Shares issued and outstanding immediately prior to the Company Merger Effective Time will automatically be cancelled and cease to exist in exchange for the right to receive a portion of the Merger Consideration (and any Earnout Shares after the Closing in accordance with Section 1.13), with each Company Shareholder being entitled to receive its Pro Rata Share of the Merger Consideration (and its Earnout Pro Rata Portion of any Earnout Shares after the Closing in accordance with Section 1.13), without interest, upon delivery of the Transmittal Documents in accordance with Section 1.14. As of the Company Merger Effective Time, each Company Shareholder shall cease to have any other rights in and to the Company or the Company Surviving Subsidiary. Notwithstanding anything to the contrary herein, any consideration paid or issued to a holder of Section 102 Shares will be delivered to the 102 Trustee (for the benefit of such holder of Section 102 Shares) to be held and released in accordance with the provisions of Section 102 and the Israeli Tax Rulings.

(b) Treasury Shares. Notwithstanding clause (a) above or any other provision of this Agreement to the contrary, at the Company Merger Effective Time, if there are any Company Securities that are owned by the Company as treasury shares or any Company Securities owned by any direct or indirect Subsidiary of the Company immediately prior to the Company Merger Effective Time, such Company Securities, if any, shall be deemed to have been transferred to Pubco and no consideration shall be delivered or deliverable in exchange therefor.

(c) In-the-Money Company Options. At the Company Merger Effective Time, each outstanding In-the-Money Company Option (whether vested or unvested) shall become fully vested and shall, without any further action on the part of the holder thereof, be cancelled and automatically converted into the right to receive, as part of the Merger Consideration, (x) a number of Pubco Ordinary Shares equal to (i) the excess, if any, of (A) the Per Share Price over (B) the exercise price per Company Ordinary Share subject to such In-the-Money Company Option, multiplied by (ii) the number of Company Ordinary Shares subject to such In-the-Money Company Option immediately prior to the Company Merger Effective Time, divided by (iii) the Redemption Price (such calculation, the “Net Share Settlement”), and (y) the contingent right to receive any Earnout Shares after the Closing in accordance with Section 1.13. For the avoidance of doubt, no Company Option shall be assumed by Pubco, and the Company Equity Plan shall automatically terminate upon the Company Merger Effective Time. Following the Company Merger Effective Time, each former holder of an In-the-Money Company Option shall cease to have any rights with respect to such In-the-Money Company Option, except the right to receive the Pubco Ordinary Shares as provided in this Section 1.9(c) and any Earnout Shares to the extent provided in Section 1.13, if applicable; provided that such applicable holder of In-the-Money Company Options shall execute, as a condition to the release of any Pubco Ordinary Shares by the Exchange Agent, Pubco or the Section 102 Trustee, an option cancellation and waiver acknowledgment in a form satisfactory to the Company and SPAC (the “Option Cancellation and Waiver Consents”). The issuance of Pubco Ordinary Shares pursuant to this Section 1.9(c) shall be subject to applicable Tax withholding and compliance with applicable Law and in accordance with Sections 1.14(g) and 1.16 and the Israeli Tax Rulings. Notwithstanding anything to the contrary herein, any Pubco Ordinary Shares issuable pursuant to this Agreement with respect to In-the-Money Company Options that are Section 102 Options shall be issued under the capital gains track of Section 102, in accordance with the terms and conditions of Section 102, and the Israeli Tax Rulings. Notwithstanding anything to the contrary herein, any consideration paid or issued to a holder of Section 102 Options or Section 3(i) Options will be delivered to the 102 Trustee (for the benefit of such holder of Section 102 Options or Section 3(i) Options) to be held and released in accordance with the provisions of Section 102 and the Israeli Tax Rulings.

(d) Company SAFEs. At the Company Merger Effective Time, each outstanding Company SAFE shall, without any further action on the part of the holder thereof, be cancelled and automatically be converted into the right to receive a portion of the Merger Consideration (and any Earnout Shares after the Closing in accordance with Section 1.13), with each holder of a Company SAFE being entitled to receive its Pro Rata Share of the Merger Consideration (and its Earnout Pro Rata Portion of any Earnout Shares after the Closing in accordance with Section 1.13), without interest, based on the number of Company Ordinary Shares into which such Company SAFE would otherwise convert in accordance with its terms as of the Closing, upon delivery of the documents required in accordance with Section 1.14(h). As of the Company Merger Effective Time, each holder of Company SAFEs shall cease to have any other rights in and to the Company or the Company Surviving Subsidiary.

(e) Other Company Convertible Securities. Any Company Convertible Security other than an In-the-Money Company Option or a Company SAFE (including any Company Option that is not an In-the-Money Company Option), if not exercised or converted prior to the Company Merger Effective Time into Company Ordinary Shares shall be cancelled, retired and terminated and thereby cease to represent any right to acquire, be exchanged for or convert into Company Ordinary Shares or any other security or otherwise receive payment of cash or other consideration therefor, whether upon any contingency or valuation or otherwise.

(f) Company Merger Sub Shares. All of the shares of Company Merger Sub issued and outstanding immediately prior to the Company Merger Effective Time shall be converted into an equal number of shares of the Company Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of the Company Surviving Subsidiary.

1.10 Effect of Mergers on Outstanding Securities of Pubco. At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any Party or the holders of securities of any Party, all of the shares of Pubco issued and outstanding immediately prior to the Company Merger Effective Time shall be canceled and extinguished without any conversion thereof or payment therefor.

1.11 Merger Consideration for Company Security Holders. The aggregate consideration to be paid to Company Security Holders pursuant to the Company Merger (the “Merger Consideration”) shall be an amount equal to (i) One Hundred Eighty Million U.S. Dollars ($180,000,000), plus (ii) the Interim Investment Amount, payable to all Company Security Holders in the form of Pubco Ordinary Shares, each valued at the Redemption Price. Each Company Shareholder will receive for each Company Ordinary Share held (but excluding any Company Securities described in Section 1.9(b)) an amount equal to the Per Share Price, which will be paid in the form of Pubco Ordinary Shares, with each Pubco Ordinary Share valued at the Redemption Price (the “Share Consideration Per Share”). Each holder of In-the-Money Company Options that are outstanding immediately prior to the Company Merger Effective Time shall receive in full settlement and cancellation of such In-the-Money Company Options, a number of Pubco Ordinary Shares determined on a Net Share Settlement basis in accordance with Section 1.9(c). For the avoidance of doubt, no Company Options will be assumed by Pubco or converted into options to purchase Pubco Ordinary Shares. Each Holder of Company SAFEs that are outstanding immediately prior to the Company Merger Effective Time shall receive in full settlement for the conversion and cancellation of such Company SAFE, a number of Pubco Ordinary Shares determined in accordance with Section 1.9(d). For the avoidance of doubt, other than holders of In-the Money Company Options who execute and deliver Option Cancellation and Waiver Consents in accordance with Section 1.9(c) and holders of Company SAFEs, no holder of Company Securities will receive any consideration under or in connection with this Agreement unless they are holders of Company Ordinary Shares as of the Company Merger Effective Time. Additionally, after the Closing, subject to the terms and conditions set forth in this Agreement, the Eligible Earnout Recipients shall have the contingent right to receive Earnout Shares from Pubco as additional consideration if the applicable conditions as set forth in Section 1.13 are satisfied.

1.12 Closing Calculations. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to SPAC a statement certified by the Company’s chief executive officer (the “Closing Statement”) setting forth a good faith calculation of the Interim Investment Amount, the Per Share Price and the Share Consideration Per Share, each in reasonable detail. Promptly upon delivering the Closing Statement to SPAC, if requested by SPAC, the Company will meet with SPAC to review and discuss the Closing Statement and the Company will consider in good faith SPAC’s comments to the Closing Statement and make any appropriate adjustments to the Closing Statement prior to the Closing, which adjusted Closing Statement, as mutually approved by the Company and SPAC both acting reasonably and in good faith, shall thereafter become the Closing Statement for all purposes of this Agreement. The Closing Statement and the determinations contained therein shall be prepared in accordance with the Accounting Principles and otherwise in accordance with this Agreement, and, as finally agreed upon in accordance with this Section 1.12, shall be the final determinations with respect to the amounts set forth therein.

1.13 Earnout.

(a) After the Closing, subject to the terms and conditions set forth herein, the Eligible Earnout Recipients (as defined below) shall have the contingent right to receive an additional aggregate number of Pubco Ordinary Shares equal to (i) Fifty-Seven Million Five Hundred Thousand U.S. Dollars ($57,500,000), divided by (ii) the Redemption Price (subject to equitable adjustment for share splits, share dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted) (the “Earnout Shares”), with each Eligible Earnout Recipient receiving its Earnout Pro Rata Portion of such Earnout Shares, as additional consideration based on the Trading Price of Pubco Ordinary Shares during the five (5) year period after the Closing (the “Earnout Period”) or the achievement of certain clinical milestones specified below during the Earnout Period. If an Eligible Earnout Recipient transfers, sells, or otherwise disposes of any Pubco Ordinary Shares received as Merger Consideration (other than Excluded Transfers) prior to the issuance of the Earnout Shares, such Eligible Earnout Recipient’s participation in the Earnout Shares shall decrease proportionally to the number of such shares no longer held by such Eligible Earnout Recipient at the time of the Triggering Event. The Eligible Earnout Recipients shall be entitled to receive 100% of the Earnout Shares (and their right to receive such Earnout Shares shall vest and become due and issuable) upon the first of the following circumstances to occur to during the Earnout Period (each, a “Triggering Event”):

(i) the Trading Price equaling or exceeding $11.50 per share for five (5) consecutive Trading Days (the “Share Price Milestone”); or

(ii) the beginning of a Phase 3 clinical trial with the FDA (or approval by the FDA of a Biologics License Application without the need for a Phase 3 clinical trial) for the Target Companies’ clinical development program for the Pearson syndrome or any other clinical development program for Pharmaceutical Products developed by a Target Company (the “Clinical Milestone” and together with the Share Price Milestone, the “Earnout Milestones”).

The share price threshold set forth above is referred to herein as the “Share Price Target”, and such Share Price Target shall be subject to equitable adjustment for share splits, share dividends, combinations, recapitalizations and the like after the Closing.

(b) In the event that during the Earnout Period Pubco is subject to a Change of Control at an express or implied price per share in the applicable transaction (taking into account any issuance of Earnout Shares pursuant to this Section 1.13(b) in connection therewith) (the “Change of Control Price”) that is equal to or greater than the Share Price Target, then, subject to the terms and conditions of this Agreement, a Triggering Event shall be considered to have occurred pursuant to Section 1.13(a).

(c) During the Earnout Period, Pubco’s Chief Financial Officer (the “CFO”) shall monitor the Trading Price on each Trading Day and monitor the potential achievement of the Clinical Milestone, and shall, as promptly as practicable (and in any event within five (5) Business Days) after becoming aware that an Earnout Milestone has been achieved, prepare and deliver to each Representative Party a written statement (each, a “Triggered Earnout Statement”) that sets forth the CFO’s determination that a Triggering Event has occurred and the basis for such determination, including which Earnout Milestone(s) have been achieved and, if it is the Share Price Milestone, the relevant Trading Prices for the Trading Days during the applicable period. As soon as practicable (and in any event within five (5) Business Days) after the end of each calendar month during the Earnout Period, the CFO will also prepare and deliver to each Representative Party a written statement (each, a “Monthly Earnout Statement”) that sets forth the CFO’s determination of (i) the Trading Price on each Trading Day for such month and the preceding month and (ii) whether an Earnout Milestone has been met and a Triggering Event has occurred during those months. In addition, as soon as practicable, and in any event within five (5) Business Days, after a Change of Control of Pubco, the CFO will send a written statement (a “Change of Control Earnout Statement” and, together with the Triggered Earnout Statements and the Monthly Earnout Statements, the “Earnout Statements”) to each Representative Party indicating that a Change of Control has occurred, along with the details of such Change of Control, including the applicable Change of Control Price for the Change of Control, and indicating whether a Triggering Event has occurred as a result of such Change of Control. Notwithstanding the foregoing, neither any failure by the CFO to prepare or provide any Earnout Statement referenced in this Section 1.13(c), nor any error contained within an Earnout Statement, shall in any way prejudice whether a Triggering Event has occurred or whether any Earnout Shares are issuable by Pubco.

(d) Each Representative Party will have ten (10) Business Days after its receipt of an Earnout Statement to review it. The Representative Parties, and their respective Representatives on their behalf, may make inquiries of the CFO and related personnel and advisors of Pubco, the Target Companies and their respective Subsidiaries regarding questions concerning or disagreements with the Earnout Statement arising in the course of their review thereof, and Pubco, the Target Companies and their respective Subsidiaries shall provide reasonable cooperation in connection therewith. If either Representative Party has any objections to an Earnout Statement, such Representative Party shall deliver to Pubco (to the attention of the CFO) and the other Representative Party a statement setting forth its objections thereto (in reasonable detail). If such written statement is not delivered by a Representative Party within ten (10) Business Days following the date of delivery of the applicable Earnout Statement, then such Representative Party will have waived its right to contest such Earnout Statement and the calculation of the Trading Price during the applicable portion of the Earnout Period, the potential achievement of the Share Price Milestone or the Clinical Milestone during the applicable portion of the Earnout Period, or the Change of Control Price in the event of a Change of Control (and whether a Change of Control has occurred), as applicable, and the determination of whether a Triggering Event has occurred, in each case, as set forth therein. If such written statement is delivered by a Representative Party within such ten (10) Business Day period, then the Representative Parties shall negotiate in good faith to resolve any such objections for a period of twenty (20) days thereafter. If the Representative Parties do not reach a final resolution within such twenty (20) day period, then, upon the written request of either Representative Party, the Representative Parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with the procedures set forth in Section 1.13(e).

(e) If a dispute with respect to an Earnout Statement is submitted in accordance with this Section 1.13 to the Independent Expert for final resolution, the Parties will follow the procedures set forth in this Section 1.13(e). Each Representative Party agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert, and all other out-of-pocket costs and expenses incurred by a Representative Party in connection with resolving any dispute hereunder before the Independent Expert, will be borne by Pubco. The Independent Expert will determine only those issues still in dispute with respect to such Earnout Statement as of the Independent Expert Notice Date and the Independent Expert’s determination will be based solely upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Expert will be based solely on presentations with respect to such disputed items by the Representative Parties to the Independent Expert and not on the Independent Expert’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Expert by a Representative Party in connection with such presentations and any materials delivered to the Independent Expert in response to requests by the Independent Expert. Each Representative Party will use their reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each Representative Party will be entitled, as part of its presentation, to respond to the presentation of the other Representative Party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this Section 1.13. It is the intent of the parties hereto that the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). The Representative Parties will request that the Independent Expert’s determination be made within forty-five (45) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to the Representative Parties and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error).

(f) If there is a final determination in accordance with this Section 1.13 that the Eligible Earnout Recipients are entitled to receive the Earnout Shares for there being a Triggering Event, the Earnout Shares for such Triggering Event will be due upon such final determination and Pubco will deliver such shares to the Eligible Earnout Recipients within ten (10) Business Days thereafter, with each Eligible Earnout Recipient receiving its Earnout Pro Rata Portion of such Earnout Shares.

(g) Following the Closing (including during the Earnout Period), Pubco and its Subsidiaries, including the Target Companies, will be entitled to operate their respective businesses based upon their respective business requirements. Each of Pubco and its Subsidiaries, including the Target Companies, will be permitted, following the Closing (including during the Earnout Period), to make changes at their sole discretion to their respective operations, organization, personnel, accounting practices and other aspects of their business, including actions that may have an impact on the Trading Price, the progress or advancement of the clinical development program for the Pearson syndrome (including a determination by Pubco or its Subsidiaries to abandon the clinical development program for the Peason syndrome), the occurrence of a Change of Control and any related Change of Control Price and ability of the Eligible Earnout Recipients to earn the Earnout Shares, and the Eligible Earnout Recipients will not have any right to claim the loss of all or any portion of any Earnout Shares or other damages as a result of such decisions. Notwithstanding the foregoing, following the Closing, Pubco shall not, and shall cause its Subsidiaries, including the Target Companies, to not, take or omit to take any action that is in bad faith and has the primary purpose of avoiding, reducing or preventing the achievement or attainment of the Earnout Milestones.

(h) For purposes of this Agreement, an “Eligible Earnout Recipient” means a Company Security Holder who (i) was a holder of Company Ordinary Shares, In-the-Money Company Options, or Company SAFEs immediately prior to the Company Merger Effective Time and (ii) is a holder of Pubco Ordinary Shares received as Merger Consideration in exchange for such Company Securities at the time the applicable Triggering Event occurs. The right to receive Earnout Shares pursuant to this Section 1.13 is personal to Eligible Earnout Recipients and is not transferable, assignable, or otherwise alienable, whether by operation of Law or otherwise, except by will or the laws of descent and distribution. Notwithstanding anything to the contrary in this Agreement, only Eligible Earnout Recipients shall be entitled to receive Earnout Shares upon satisfaction of the applicable Triggering Events, and any subsequent transferee or assignee of any Pubco Ordinary Shares (including any shares received as Merger Consideration) shall not have any right to receive any Earnout Shares or any portion thereof. If an Eligible Earnout Recipient transfers, sells, or otherwise disposes of any Pubco Ordinary Shares received as Merger Consideration following the Company Merger Effective Time, such Eligible Earnout Recipient’s participation in the Earnout Shares shall decrease proportionally to the number of such Pubco Ordinary Shares no longer held by such Eligible Earnout Recipient at the time of the Triggering Event (and all other Eligible Earnout Recipients shall receive a pro rata increase in the number of Earnout Shares to be received by such other Eligible Earnout Recipients).

(i) Notwithstanding anything to the contrary herein, any Earnout Shares issued to an Eligible Earnout Recipient shall be issued in compliance with the provisions of the Israeli Tax Rulings, to the extent applicable.

1.14 Surrender of Company Securities and Disbursement of Merger Consideration.

(a) At or prior to the Effective Time, the Company shall send to each Company Shareholder a letter of transmittal, in a form to be reasonably mutually agreed upon by the Company and SPAC (each, a “Letter of Transmittal”) (which shall specify that the delivery of certificates representing Company Ordinary Shares (“Company Certificates”) in respect of the Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Certificates to Pubco (or a Lost Certificate Affidavit)), and shall also include instructions for Company Shareholders who hold their Company Ordinary Shares in book-entry form (i.e., not represented by physical certificates) regarding the procedures for exchanging such book-entry shares for the Merger Consideration. The Letter of Transmittal shall provide that holders of book-entry shares will not be required to deliver a physical certificate, but must follow the procedures set forth in the Letter of Transmittal to effect the exchange of their Company Ordinary Shares.

(b) Each Company Shareholder shall be entitled to receive its Pro Rata Share of the Merger Consideration (and its Earnout Pro Rata Portion of any Earnout Shares after the Closing in accordance with Section 1.13) as set forth in Section 1.11 in respect of the Company Ordinary Shares represented by the Company Certificate(s) (excluding any Company Securities described in Section 1.9(b)) or held in book-entry form, as soon as reasonably practicable after the Company Merger Effective Time, but subject to the delivery to Pubco and SPAC of the following items prior thereto (collectively, the “Transmittal Documents”): (i) in the case of Company Certificates, the Company Certificate(s) for its Company Ordinary Shares (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal, or, in the case of book-entry shares, a properly completed and duly executed Letter of Transmittal and compliance with the procedures set forth therein, and (ii) such other documents as may be reasonably requested by Pubco or SPAC. Until so surrendered or exchanged in accordance with the procedures set forth in the Letter of Transmittal, each Company Certificate or book-entry share shall represent after the Company Merger Effective Time for all purposes only the right to receive such portion of the Merger Consideration attributable to such Company Certificate or book-entry share.

(c) If any portion of the Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Certificate is registered immediately prior to the Company Merger Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Ordinary Share shall have been permitted in accordance with the terms of the Company’s Organizational Documents, each as in effect immediately prior to the Company Merger Effective Time, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such portion of the Merger Consideration, or the Person in whose name such portion of the Merger Consideration is delivered or issued, shall have already executed and delivered, if the transferring Person is a party thereto, counterparts to a Lock-Up Agreement, and the Amended Registration Rights Agreement and such other Transmittal Documents as are reasonably deemed necessary by SPAC or Pubco and (iv) the Person requesting such delivery shall pay to Pubco any transfer or other similar Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of Pubco that such Tax has been paid or is not payable.

(d) Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to Pubco, the applicable Company Shareholder may instead deliver to Pubco an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to Pubco and SPAC (a “Lost Certificate Affidavit”), which at the reasonable discretion of Pubco or SPAC may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Pubco or any Surviving Subsidiary with respect to the Company Ordinary Shares represented by the Company Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 1.14(d) shall be treated as a Company Certificate for all purposes of this Agreement.

(e) After the Company Merger Effective Time, there shall be no further registration of transfers of Company Ordinary Shares. If, after the Company Merger Effective Time, Company Certificates or evidence of book-entry shares are presented to Pubco or a Surviving Subsidiary, they shall be canceled and exchanged for the applicable portion of the Merger Consideration provided for, and in accordance with the procedures set forth in this Section 1.14. No dividends or other distributions declared or made after the date of this Agreement with respect to Pubco Ordinary Shares with a record date after the Company Merger Effective Time will be paid to the holders of any Company Certificates or book-entry shares that have not yet been surrendered with respect to Pubco Ordinary Shares to be issued upon surrender thereof until the holders of record of such Company Certificates or book-entry shares shall surrender such certificates or evidence of book-entry shares (or provide a Lost Certificate Affidavit), and, if applicable, deliver the other Transmittal Documents. Subject to applicable Law, following surrender of any such Company Certificates or evidence of book-entry shares (or delivery of a Lost Certificate Affidavit) and, if applicable, delivery of the other Transmittal Documents, Pubco shall promptly deliver to the record holders thereof, without interest, the certificates representing the Pubco Ordinary Shares issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Company Merger Effective Time theretofore paid with respect to such Pubco Ordinary Shares.

(f) All securities issued upon the surrender of Company Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Securities. Any Company Shareholder who has not exchanged its Company Ordinary Shares for the applicable portion of the Merger Consideration in accordance with this Section 1.14 shall look only to Pubco for payment of the portion of the Merger Consideration in respect of such Company Ordinary Shares without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of Pubco, a Surviving Subsidiary or any other Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Prior to the Company Merger Effective Time, the Company shall send to each holder of In-the-Money Company Options a customary letter of transmittal in form and substance reasonably acceptable to SPAC, which shall specify that the holder’s Company Options will be cancelled and the In-the-Money Company Options settled by the issuance of Pubco Ordinary Shares on a Net Share Settlement basis as Merger Consideration in accordance with Section 1.9(c) of this Agreement. The Company shall include with each such letter of transmittal an Option Cancellation and Waiver Consent acknowledging that such holder’s Company Options are being cancelled and the In-the-Money Company Options settled by the issuance of Pubco Ordinary Shares on a Net Share Settlement basis in accordance with the terms and conditions set forth in this Agreement, without further obligation on the part of the Company, SPAC or Pubco, and that the holder of such Company Options has no further rights or claims to any further equity in the Company, SPAC or Pubco other than such Pubco Ordinary Shares issued as Merger Consideration under this Agreement. The Company shall use its commercially reasonable efforts to obtain duly executed copies of all such letters of transmittal and Option Cancellation and Waiver Consents, and Pubco shall not issue Pubco Ordinary Shares in respect of Company Options until it shall have received from each holder thereof such letter of transmittal (including the Option Cancellation and Waiver Consent), completed and duly executed by such holder, with respect to such Company Option. The cancellation and Net Share Settlement of Company Options as Merger Consideration shall comply with the terms of the Israeli Tax Rulings.

(h) Prior to the Company Merger Effective Time, the Company shall send to each holder of a Company SAFE a customary letter of transmittal in form and substance reasonably acceptable to SPAC, which shall specify that the holder’s Company SAFE will be cancelled and settled for a Pro Rata Share of the Merger Consideration (including its Earnout Pro Rata Portion of any Earnout Shares after the Closing in accordance with Section 1.13) in accordance with Section 1.9(d) of this Agreement. The Company shall use its commercially reasonable efforts to obtain duly executed copies of all such letter of transmittals, and Pubco shall not issue Pubco Ordinary Shares in respect of Company SAFEs until it shall have received from each holder thereof such letter of transmittal, completed and duly executed by such holder, with respect to such Company SAFE.

(i) Notwithstanding anything to the contrary contained in this Agreement, no fraction of a Pubco Ordinary Share will be issued by virtue of the Mergers or the other Transactions, and each Person who would otherwise be entitled to a fraction of a Pubco Ordinary Share (after aggregating all fractional Pubco Ordinary Shares that otherwise would be received by such holder) shall instead have the number of Pubco Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole Pubco Ordinary Share.

1.15 U.S. Federal Income Tax Consequences. The Parties hereby agree and acknowledge that, for U.S. federal income tax purposes, (i) the Mergers, taken together, are intended to qualify as exchanges described in Section 351 of the Code and (ii) the Company Merger qualifies as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Code and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for purposes of Section 368 of the Code. Each Party shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to cause the Transactions to so qualify. The cancellation and Net Share Settlement of Company Options shall be treated as part of the Merger Consideration for all Tax purposes. The Parties shall file all Tax Returns consistent with, and take no position (whether in audits, Tax Returns or otherwise) inconsistent with the positions (unless, in each case, required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code) that: (A) (i) the formation of Pubco and the Mergers, are together treated as exchanges described in Sections 351 of the Code and (ii) the Company Merger qualifies as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Code (“Intended Tax Treatment”); and (B) that the Mergers should not result in gain being recognized because of the application of Section 367(a)(1) of the Code (other than for potentially for any shareholder that would be a “five-percent transferee shareholder” that does not enter into a five-year GRA in the form provided in Treasury Regulations Section 1.367(a)-8(c)). Each of the Parties acknowledges and agrees that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the Transactions, and (ii) is responsible for paying its own Taxes, including any Taxes that may arise if the Mergers, taken together, do not qualify as exchanges described in Section 351 of the Code or that the Company Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

1.16 Israeli Withholding Taxes.

(a) Notwithstanding anything in this Agreement to the contrary, the Exchange Agent, Pubco, the Section 102 Trustee, their respective Affiliates, and any other applicable agent, including withholding agent (each, a “Payor”) shall be entitled to deduct and withhold from any amount payable or other consideration deliverable pursuant to this Agreement to any recipient subject to Israeli Tax (an “Israeli Payee”), any amount required to be deducted or withheld with respect to the making of such payment or delivery of such consideration under applicable Law, including with respect to the issuance of Pubco Ordinary Shares to holders of In-the-Money Company Options in connection with the Net Share Settlement of such In-the-Money Company Options as Merger Consideration, unless, no later than three (3) Business Days prior to the Closing Date, the Payor is provided with the Israeli Tax Rulings or a Valid Tax Certificate, in which case, the Payor shall act in accordance with such Israeli Tax Rulings or Valid Tax Certificate. To the extent that any amounts are so deducted or withheld and paid to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Israeli Payee in respect of which such deduction or withholding was made; provided that the Payor provides to such Israeli Payee evidence that such amounts have been paid to the applicable Governmental Authority.

(b) Notwithstanding Section 1.16(a) or anything else to the contrary in this Agreement, if neither the Israeli Tax Rulings nor a Valid Tax Certificate is provided to the Payor providing for a full exemption from Israeli withholding Tax, at least three (3) Business Days prior to the Closing Date, Pubco will be entitled to appoint a third party Israeli withholding tax agent (the “Exchange Agent”), and deliver all payments (including payment in-kind) under this Agreement (including any amounts payable after the Closing Date) to the Exchange Agent, who will be entitled to deduct and withhold therefrom any applicable Taxes applicable to Israeli Payees, as determined by the Exchange Agent according to applicable Law, and remit any such amounts deducted or withheld to the ITA. The Exchange Agent shall provide Pubco, prior to the Closing Date, with an undertaking as required under Section 6.2.4.3 of Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates). Any such amount required to be withheld shall be funded first through payment by the applicable Israeli Payee of the Tax amount required as determined by the Exchange Agent according to applicable Law, or as determined in a Valid Tax Certificate that provides for withholding of a certain amount on account of Taxes, which amount to be transferred to the Exchange Agent within seven (7) days of such request. To the extent that an Israeli Payee does not comply with the provisions of the preceding sentence, the Exchange Agent shall at any time following the Company Merger Effective Time be entitled to satisfy any such withholding obligation, through the forfeiture or sale of the portion of the Pubco Ordinary Shares otherwise transferrable to such Israeli Payee that is required to enable the Exchange Agent to comply with applicable deduction or withholding requirements. Each Israeli Payee will, pursuant to the Letter of Transmittal, waive, release and absolutely and forever discharge Pubco or anyone acting on its behalf and the Exchange Agent from and against any and all claims for any losses in connection with the forfeiture or sale of any portion of the Pubco Ordinary Shares otherwise transferrable to such Israeli Payee in compliance with the withholding requirements under this Section 1.16(b). To the extent that the Exchange Agent is unable, for whatever reason, to effect a forfeiture or to sell the applicable portion of Pubco Ordinary Shares required to finance the applicable deduction or withholding requirements, then the Exchange Agent shall be entitled to hold all of Pubco Ordinary Shares, otherwise transferrable to the applicable Israeli Payee until the earlier of: (i) the receipt of a Valid Tax Certificate from such Israeli Payee fully exempting the Exchange Agent from tax withholding; or (ii) such time when the Exchange Agent is practically able to sell the portion of such Pubco Ordinary Shares otherwise transferrable to such Israeli Payee that is required to enable the Payor to comply with such applicable deduction or withholding requirements. Any costs or expenses incurred by the Exchange Agent in connection with such sale shall be borne by, and deducted from the payment to, the applicable Israeli Payee.

(c) Notwithstanding the above, any consideration paid or issued to a holder Company Options, or Section 102 Shares will be subject to deduction or withholding of Israeli Tax under the Israeli Tax Ordinance on the sixteenth (16th) day of the calendar month following the month during which the Closing occurs, unless prior to the sixteenth (16th) day of the calendar month following the month during which the Closing occurs, (i) with respect to Section 102 Options, Section 3(i) Options and Section 102 Shares, the applicable Israeli Tax Ruling shall have been obtained, in which case, Pubco or the Company, or any Person acting on their behalf, will act in accordance with the applicable Israeli Tax Ruling; (ii) with respect to holders of Company Options that are not residents of Israel for Tax purposes, are engaged by a non-Israeli resident Affiliate and who were granted such Company Options in consideration for work or services performed solely outside of Israel, such holder provides Pubco with a validly executed residency declaration in a form mutually agreed to by Pubco, SPAC and the Company, provided that, if the ITA prescribes such a form, including in connection with any Israeli Tax Ruling given in connection with the Company Merger, then such form shall be used, and (iii) with respect to any holder of Company Options or Section 102 Shares which does not fall under sub-sections (i) and (ii) above, a Valid Tax Certificate was provided.

(d) Notwithstanding anything to the contrary in this Section 1.16, if the Israeli Tax Rulings shall be received prior to the applicable withholding date, then the provisions of the Israeli Tax Rulings shall apply with respect to any consideration covered by such rulings, and all applicable withholding procedures with respect to any such consideration shall be made in accordance with the provisions of such rulings (including, for the avoidance of doubt, the engagement of the Exchange Agent or other sub-agent to the extent required by the Israeli Tax Rulings).

1.17 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest SPAC Surviving Subsidiary and Company Surviving Subsidiary with full right, title and possession to all assets, property, rights, agreements, privileges, powers and franchises of SPAC Merger Sub and Company Merger Sub, respectively, the then current officers and directors of SPAC, the Company, Pubco and the Merger Subs are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article II
CLOSING

2.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole LLP (“EGS”), 1345 Avenue of the Americas, New York, NY 10105, or remotely via the electronic exchange of signatures, on the second (2nd) Business Day after all of the Closing conditions set forth in this Agreement have been satisfied or waived, at 10:00 a.m. local time, or at such other date, time or place as SPAC and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

Article III
REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in (i) the disclosure schedules delivered by SPAC to the Company and Pubco on the date hereof (the “SPAC Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, SPAC represents and warrants to the Company and Pubco, as of the date hereof and as of the Closing, as follows:

3.1 Organization and Standing. SPAC is an exempted company limited by shares duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. SPAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. SPAC has heretofore made available to the Company accurate and complete copies of its Organizational Documents, each as currently in effect. SPAC is not in violation of any provision of its Organizational Documents in any material respect.

3.2 Authorization; Binding Agreement. SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required SPAC Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of SPAC and (b) other than the Required SPAC Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in this Agreement, on the part of SPAC are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which SPAC is a party shall be when delivered, duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, restructuring, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3 Governmental Approvals. Except as otherwise described in Schedule 3.3, no Consent of or with any Governmental Authority on the part of SPAC is required to be obtained or made in connection with the execution, delivery or performance by SPAC of this Agreement and each Ancillary Document to which it is a party or the consummation by SPAC of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as are contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications would not reasonably be expected to be, individually or in the aggregate, material to SPAC or the ability of SPAC to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

3.4 Non-Contravention. Except as otherwise described in Schedule 3.4, the execution and delivery by SPAC of this Agreement and each Ancillary Document to which it is a party, the consummation by SPAC of the transactions contemplated hereby and thereby, and the compliance by SPAC with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of SPAC’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to SPAC or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by SPAC under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of SPAC under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person under or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any SPAC Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to be, individually or in the aggregate, material to SPAC or the ability of SPAC to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

3.5 Capitalization.

(a) The authorized share capital of SPAC is $55,500, divided into 500,000,000 SPAC Class A Ordinary Shares, 50,000,000 SPAC Class B Ordinary Shares, and 5,000,000 SPAC Preference Shares. The issued and outstanding SPAC Securities as of the date of this Agreement are set forth on Schedule 3.5(a). As of the date of this Agreement, there are no issued or outstanding SPAC Preference Shares. All outstanding SPAC Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Islands Companies Act, SPAC’s Organizational Documents or any Contract to which SPAC is a party. None of the outstanding SPAC Securities have been issued in violation of any applicable securities Laws. Prior to giving effect to the transactions contemplated by this Agreement, SPAC does not have any Subsidiaries or own any equity interests in any other Person.

(b) Except as set forth in Schedule 3.5(a) or Schedule 3.5(b), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of SPAC or (B) obligating SPAC to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such securities, or (C) obligating SPAC to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than any redemption of Public Shareholders conducted in connection with an Extension (an “Extension Redemption”) or the Closing Redemption (any of an Extension Redemption or a Closing Redemption, a “Redemption”), or as expressly set forth in this Agreement, there are no outstanding obligations of SPAC to repurchase, redeem or otherwise acquire any shares of SPAC or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(b), there are no shareholders’ agreements, voting trusts or other agreements or understandings to which SPAC is a party with respect to the voting of any shares of SPAC.

(c) All Indebtedness of SPAC as of the date of this Agreement is disclosed on Schedule 3.5(c). No Indebtedness of SPAC contains any restriction upon: (i) the prepayment of any such Indebtedness, (ii) the incurrence of Indebtedness by SPAC, (iii) the ability of SPAC to grant any Lien on its properties or assets, or (iv) the consummation of the Transactions (other than becoming due and payable upon the Closing).

(d) Since the date of formation of SPAC, and except as contemplated by this Agreement, SPAC has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and SPAC’s board of directors has not authorized any of the foregoing.

3.6 SEC Filings and SPAC Financials.

(a) SPAC, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the SPAC with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, SPAC has delivered to the Company copies in the form filed with the SEC of all of the following: (i) SPAC’s annual reports on Form 10-K for each fiscal year of SPAC beginning with the first year SPAC was required to file such a form, (ii) SPAC’s quarterly reports on Form 10-Q for each fiscal quarter that SPAC filed such reports to disclose its quarterly financial results in each of the fiscal years of SPAC referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by SPAC with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are referred to herein collectively as the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the SPAC Units, the SPAC Class A Ordinary Shares and the SPAC Public Warrants are listed on the Nasdaq Global Market, (B) SPAC has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such SPAC Securities, (C) there are no Actions pending or, to the Knowledge of SPAC, threatened, against SPAC by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such SPAC Securities on Nasdaq and (D) such SPAC Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

(b) The financial statements and notes of SPAC contained or incorporated by reference in the SEC Reports (the “SPAC Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of SPAC at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) Except as and to the extent reflected or reserved against in the SPAC Financials, SPAC has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the SPAC Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since SPAC’s last annual report on Form 10-K.

3.7 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 3.7, SPAC has (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since January 1, 2025, not been subject to a Material Adverse Effect.

3.8 Compliance with Laws. SPAC is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to be, individually or in the aggregate, material to SPAC or the ability of SPAC to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound, and SPAC has not received written notice alleging any violation of applicable Law in any material respect by SPAC.

3.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of SPAC, threatened Action to which SPAC is subject which would reasonably be expected to be, individually or in the aggregate, material to SPAC or the ability of SPAC to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. There is no material Action that SPAC has pending against any other Person. SPAC is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. SPAC holds all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Permit or for such Permit to be in full force and effect would not reasonably be expected to be, individually or in the aggregate, material to SPAC or the ability of SPAC to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

3.10 Taxes and Returns.

(a) SPAC has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the SPAC Financials have been established in accordance with GAAP. Schedule 3.10(a) sets forth each jurisdiction where SPAC files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against SPAC in respect of any Tax, and SPAC has not been notified in writing of any proposed Tax claims or assessments against SPAC (other than, in each case, claims or assessments for which adequate reserves in the SPAC Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of SPAC’s assets, other than Permitted Liens. SPAC has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by SPAC for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Since the date of its formation, SPAC has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

(c) No claim in relation to Tax has been made in the preceding three (3) years against SPAC by a Governmental Authority in a jurisdiction where SPAC does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(d) SPAC is not and has never been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes.

(e) SPAC has not requested any private letter ruling, technical advice memorandum, closing agreement, settlement agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, which such request is currently outstanding.

(f) SPAC has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any similar provision of state, local or non-U.S. Tax Law.

(g) During the two (2) year period ending on the date of this Agreement, SPAC was not a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(h) SPAC has not taken, and has not agreed to take, any action not contemplated by this Agreement and/or any Ancillary Documents that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the Knowledge of SPAC, there are no facts or circumstances that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

3.11 Employees and Employee Benefit Plans. SPAC does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

3.12 Properties. SPAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property. SPAC does not own or lease any material real property or Personal Property.

3.13 Material Contracts.

(a) Except as set forth on Schedule 3.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which SPAC is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $200,000, (ii) may not be cancelled by SPAC on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of SPAC as its business is currently conducted, any acquisition of material property by SPAC, or restricts in any material respect the ability of SPAC to engage in business as currently conducted by it or to compete with any other Person or to consummate the Transactions (each, a “SPAC Material Contract”). All SPAC Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each SPAC Material Contract: (i) the SPAC Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the SPAC Material Contract is legal, valid, binding and enforceable in all material respects against SPAC and, to the Knowledge of SPAC, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) SPAC is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by SPAC, or permit termination or acceleration by the other party, under such SPAC Material Contract; and (iv) to the Knowledge of SPAC, no other party to any SPAC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by SPAC under any SPAC Material Contract.

3.14 Transactions with Affiliates. Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between SPAC and any (a) present or former director, officer or employee or Affiliate of SPAC, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of SPAC’s outstanding shares as of the date hereof.

3.15 Investment Company Act. As of the date of this Agreement, SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

3.16 Finders and Brokers. Except for the IPO Underwriter and the Placement Agent or as otherwise set forth on Schedule 3.16, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of SPAC.

3.17 Certain Business Practices.

(a) Neither SPAC, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of SPAC, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder SPAC or assist it in connection with any actual or proposed transaction.

(b) The operations of SPAC are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving SPAC with respect to any of the foregoing is pending or, to the Knowledge of SPAC, threatened.

(c) None of SPAC or any of its directors or officers, or, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and SPAC has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

3.18 Insurance. Schedule 3.18 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by SPAC relating to SPAC or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and SPAC is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of SPAC, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by SPAC. SPAC has each reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be, individually or in the aggregate, material to SPAC or the ability of SPAC to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

3.19 Information Supplied. None of the information supplied or to be supplied by the SPAC expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the SPAC’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the SPAC expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company, Pubco or any of their respective Affiliates.

3.20 Trust Account. As of the date hereof, there is at least $239,725,000 held in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the SPAC’s Organizational Documents and the IPO Prospectus. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. The SPAC has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of the SPAC and, to the Knowledge of the SPAC, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and to the Knowledge of the SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports filed or furnished by the SPAC to be inaccurate or that would entitle any Person (other than holders of SPAC Class A Ordinary Shares who shall have elected to redeem their SPAC Class A Ordinary Shares pursuant to the SPAC’s Organizational Documents and the underwriters of the IPO with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account prior to the closing of a Business Combination. As of the date hereof, the SPAC does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the SPAC (subject to any Redemptions) on the Closing Date. There are no Actions pending with respect to the Trust Account. The SPAC has not released any money from the Trust Account other than as permitted by the Trust Agreement. As of the SPAC Merger Effective Time, the obligations of the SPAC to dissolve or liquidate pursuant to the SPAC’s Organizational Documents shall terminate and the SPAC shall have no obligation whatsoever pursuant to the SPAC’s Organizational Documents to dissolve and liquidate the assets of the SPAC by reason of the consummation of the transactions contemplated herein. Following the Closing, no shareholder of the SPAC is or shall be entitled to receive any amount from the Trust Account except to the extent such shareholder shall have elected to tender its SPAC Class A Ordinary Shares for redemption pursuant to any Redemption in compliance with the SPAC’s Organizational Documents.

3.21 Independent Investigation. SPAC has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) and assets of the Target Companies, Pubco and the Merger Subs and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies, Pubco and the Merger Subs for such purpose. SPAC acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company and Pubco set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to SPAC pursuant hereto, and the information provided by or on behalf of the Company, Pubco or the Merger Subs for the Registration Statement; and (b) none of the Company, Pubco, the Merger Subs or their respective Representatives have made any representation or warranty as to the Target Companies, Pubco or the Merger Subs or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to SPAC pursuant hereto.

3.22 No Other Representations. Except for the representations and warranties expressly made by the SPAC in this Article III (as modified by the SPAC Disclosure Schedules) or as expressly set forth in an Ancillary Document, neither the SPAC nor any other Person on its behalf makes any express or implied representation or warranty with respect to the SPAC or its business, operations, assets or Liabilities, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the SPAC hereby expressly disclaims any other representations or warranties, whether implied or made by the SPAC or any of its Representatives. Except for the representations and warranties expressly made by the SPAC in this Article III (as modified by the SPAC Disclosure Schedules) or in an Ancillary Document, the SPAC hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Target Companies, Pubco or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Target Companies, Pubco or any of their respective Representatives by any Representative of the SPAC), including any representations or warranties regarding the probable success or profitability of the businesses of the SPAC.

Article IV

REPRESENTATIONS AND WARRANTIES OF PUBCO AND THE MERGER SUBS

Each of Pubco and the Merger Subs represent and warrant to the SPAC and the Company, as of the date hereof (or with respect to SPAC Merger Sub, as of the date of its execution and delivery of the Joinder) and as of the Closing, as follows:

4.1 Organization and Standing. Pubco is duly formed as an Israeli company limited by shares, duly incorporated and validly existing under the Laws of the State of Israel and is not categorized as a “Company in Breach” (חברה מפרה) by the Companies Registrar. Company Merger Sub is duly formed as an Israeli company, duly incorporated and validly existing under the Laws of the State of Israel and is not categorized as a “Company in Breach” (חברה מפרה) by the Companies Registrar. From and after its formation, SPAC Merger Sub will be an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Each of Pubco and the Company Merger Sub has (and from and after its formation, SPAC Merger Sub shall have) all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Pubco and the Company Merger Sub is (and from and after its formation, SPAC Merger Sub shall be) duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Pubco has heretofore made available to SPAC and the Company accurate and complete copies of the Organizational Documents of Pubco and Company Merger Sub, each as currently in effect, and upon the formation of SPAC Merger Sub, Pubco will make available to SPAC accurate and complete copies of the Organizational Documents of SPAC Merger Sub. Neither Pubco nor Company Merger Sub is (nor from and after its formation, SPAC Merger Sub shall be) in violation of any provision of its Organizational Documents in any material respect.

4.2 Authorization; Binding Agreement. Each of Pubco and Company Merger Sub has (and from and after its execution and delivery of the Joinder, SPAC Merger Sub shall have) all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, and, subject to adoption of the Amended Pubco Organizational Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors and shareholders of Pubco and Company Merger Sub (and from and after its execution and delivery of the Joinder, SPAC Merger Sub) and no other corporate proceedings, other than as expressly set forth elsewhere in the Agreement (including the filing of the Amended Pubco Organizational Documents), on the part of Pubco or Company Merger Sub (or from and after its execution and delivery of the Joinder, SPAC Merger Sub) and are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Pubco or Company Merger Sub (or from and after its execution and delivery of the Joinder, SPAC Merger Sub) is a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

4.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Pubco or a Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, including those with the Companies Registrar and the Amended Pubco Organizational Documents, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a material impact on the ability of Pubco or either Merger Sub to consummate on a timely basis the Transactions.

4.4 Non-Contravention. The execution and delivery by Pubco, Company Merger Sub and SPAC Merger Sub (through a Joinder) of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not (a) subject to the filing of the Amended Pubco Organizational Documents, conflict with or violate any provision of such Party’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Party, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a material impact on the ability of Pubco or either Merger Sub to consummate on a timely basis the Transactions.

4.5 Capitalization. As of the date hereof, (i) Pubco is authorized to issue 1,000,000,000 Pubco Ordinary Shares, of which 1 Pubco Ordinary Shares is issued and outstanding, all of which are owned by Guy & Guya Trusts and Management, Ltd., and (ii) Company Merger Sub is authorized to issue 10,000 ordinary shares, no par value, of which 100 shares are issued and outstanding, and all of which are owned by Pubco. Upon its execution and delivery of the Joinder, SPAC Merger Sub will be authorized to issue 1,000 ordinary shares, no par value, of which 1,000 shares will be issued and outstanding, and all of which will be owned by a Permitted SPAC Merger Sub Owner. Prior to giving effect to the Transactions, other than the Merger Subs, Pubco does not have any Subsidiaries or own any equity interests in any other Person. Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act.

4.6 Ownership of Merger Consideration Shares. All Pubco Ordinary Shares to be issued and delivered to the Company Security Holders as Merger Consideration in accordance with Article I shall be, upon issuance and delivery of such shares, duly authorized and validly issued and fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Lock-Up Agreement and any Liens incurred by any Company Shareholder, and the issuance and sale of such Pubco Ordinary Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

4.7 Pubco and Merger Sub Activities. Since their formation, Pubco and the Merger Subs have not engaged in any business activities other than as contemplated by this Agreement, do not own directly or indirectly any ownership, equity, profits or voting interest in any Person (other than Pubco’s 100% ownership of Company Merger Sub and, if applicable, SPAC Merger Sub) and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which they are a party, Pubco and the Merger Subs are not party to or bound by any Contract.

4.8 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Pubco or a Merger Sub.

4.9 Investment Company Act. As of the date of this Agreement, Pubco is not an “investment company” or, a Person directly or indirectly controlled by or acting on behalf of an “investment company”, in each case within the meanings of the Investment Company Act.

4.10 Information Supplied. None of the information supplied or to be supplied by Pubco or a Merger Sub expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Pubco or a Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Pubco nor either Merger Sub makes any representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, the Target Companies or any of their respective Affiliates.

4.11 Independent Investigation. Each of Pubco and Company Merger Sub has (and upon its execution and delivery of the Joinder, SPAC Merger Sub shall have) conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies and SPAC and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies and SPAC for such purpose. Each of Pubco and the Merger Subs (with respect to SPAC Merger Sub, upon its execution and delivery of the Joinder) acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company and SPAC set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the SPAC Disclosure Schedules) and in any certificate delivered to Pubco or a Merger Sub pursuant hereto, and the information provided by or on behalf of the Company or SPAC for the Registration Statement; and (b) none of the Company, SPAC or their respective Representatives have made any representation or warranty as to the Target Companies, SPAC or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the SPAC Disclosure Schedules) or in any certificate delivered to Pubco or a Merger Sub pursuant hereto.

4.12 No Other Representations. Except for the representations and warranties expressly made by Pubco in this Article IV or as expressly set forth in an Ancillary Document, neither Pubco nor any other Person on its behalf makes any express or implied representation or warranty with respect to any of Pubco or the Merger Subs or their respective business, operations, assets or Liabilities, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and Pubco and the Merger Subs each hereby expressly disclaims any other representations or warranties, whether implied or made by Pubco, a Merger Sub or any of their respective Representatives. Except for the representations and warranties expressly made by Pubco in this Article IV or in an Ancillary Document, Pubco hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the SPAC, the Target Companies or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to the SPAC, the Target Companies or any of their respective Representatives by any Representative of Pubco or a Merger Sub), including any representations or warranties regarding the probable success or profitability of the businesses of Pubco or a Merger Sub.

Article V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to SPAC on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to SPAC and Pubco, as of the date hereof and as of the Closing, as follows:

5.1 Organization and Standing. The Company is a corporation duly formed and validly existing under the Israeli Companies Law and is not categorized as a “Company in Breach” (חברה מפרה) by the Companies Registrar. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except as has not been, and would not reasonably expected to be, individually or in the aggregate, material to the Target Companies or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. Each other Target Company is a corporation or other entity duly formed, validly existing and in good standing (if the concept of good standing is recognized under its jurisdiction of organization) under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except as has not been, and would not reasonably expected to be, individually or in the aggregate, material to the Target Companies or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except as has not been, and would not reasonably expected to be, individually or in the aggregate, material to the Target Companies or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. Schedule 5.1 lists all jurisdictions in which any Target Company is qualified to conduct business and all names other than its legal name under which any Target Company does business. The Company has provided to SPAC accurate and complete copies of the Organizational Documents of each Target Company, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

5.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Company Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the board of directors of the Company in accordance with the Company’s Organizational Documents, the Israeli Companies Law, any other applicable Law and any Contract to which the Company is party or bound and (b) other than the Required Company Shareholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company Party and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement and the Transactions contemplated are advisable, fair to, and in the best interests of, the Company and its shareholders, (ii) approved this Agreement and the Transactions in accordance with the Israeli Companies Law, (iii) directed that this Agreement and the Transactions be submitted to the Company’s shareholders for adoption and (iv) resolved to recommend that the Company shareholders adopt this Agreement and the Transactions. The Voting Agreements delivered by the Company include holders of Company Ordinary Shares representing in the aggregate, at least 35% of the voting power of the issued and outstanding Company Securities as of the date of this Agreement, and such Voting Agreements are in full force and effect.

5.3 Capitalization.

(a) As of the date of this Agreement, the Company is authorized to issue 10,000,000 Company Ordinary Shares. The issued and outstanding share capital of the Company as of the date hereof consists of 2,877,697 Company Ordinary Shares, and there are no other issued or outstanding equity interests of the Company. Prior to giving effect to the Transactions, all of the issued and outstanding Company Ordinary Shares and other equity interests of the Company, including the number and class or series (as applicable) of shares, are set forth on Schedule 5.3(a), along with the beneficial and record owners thereof, all of which Company Ordinary Shares and other equity interests are owned free and clear of any Liens other than those imposed under the Company’s Organizational Documents and applicable securities Laws. All of the outstanding Company Ordinary Shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Israeli Companies Law, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound. The Company does not, directly or indirectly, hold any of its shares or other equity interests in treasury.

(b) The Company is a party to the outstanding Company SAFEs set forth on Schedule 5.3(b) (which Schedule 5.3(b) includes the investors party thereto, the valuation cap and the discount rate set forth therein for their investment and the number of Company Ordinary Shares to be issued pursuant thereto based on the Merger Consideration set forth in Section 1.11 (assuming for such purposes that the Interim Investment Amount is $5,000,000 in Bridge Financing and such SAFEs have not been converted following the Bridge Financing), pursuant to which the Company is obligated to issue an additional number of Company Ordinary Shares based on the valuation of the Company at the time of issuance. The investors to the Company SAFEs will be entitled to receive an aggregate of 553,523 Company Ordinary Shares based on the Merger Consideration set forth in Section 1.11 (assuming for such purposes that the Interim Investment Amount is $5,000,000 in Bridge Financing and such SAFEs have not been converted following the Bridge Financing). True, complete and correct copies of the Company SAFEs have been provided to SPAC.

(c) The Company has reserved 500,000 Company Ordinary Shares for issuance to officers, directors, employees and consultants of the Company pursuant to the Company Equity Plan, which was duly adopted by the Company’s board of directors. Of such Company Ordinary Shares reserved for issuance under the Company Equity Plan, (x) 297,142 of such shares are reserved for issuance upon exercise of currently outstanding Company Options, (y) 3,743 of such shares are currently issued and outstanding that were issued upon exercise of Company Options previously granted under the Company Equity Plan, and (z) 199,115 shares remain available for future awards permitted under the Company Equity Plan. The Company has furnished to SPAC complete and accurate copies of the Company Equity Plan and forms of agreements used thereunder, which Company Equity Plan shall be terminated and cancelled upon the Closing. Schedule 5.3(c) sets forth the beneficial and record owners of all outstanding Company Options (including in each case the grant date, number and type of shares issuable thereunder, the exercise price, the expiration date and any vesting schedule) prior to the Company Merger.

(d) Except as described in Sections 5.3(b) and 5.3(c), or as set forth on Schedule 5.3(d), there are no Company Convertible Securities or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of their respective shareholders are a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 5.3(d), there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. All of the issued and outstanding securities of the Company have been granted, offered, sold and issued in compliance with all applicable securities Laws. Except as expressly provided pursuant to the terms of this Agreement, as a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(e) Except as disclosed in the Company Financials or as set forth on Schedule 5.3(e), since January 1, 2024, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

5.4 Subsidiaries. Schedule 5.4 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), and (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the equity interests of the Subsidiaries listed on Schedule 5.4, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. No Target Company is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of a Target Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.5 Governmental Approvals. Except as otherwise described in Schedule 5.5, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, including the filing of the IIA Notice, the receipt of the ISA Exemptions and the issuance of the Merger Certificates, (b) the filing of any notifications required pursuant to Antitrust Laws and the expiration of the required waiting periods thereunder and (c) those Consents, the failure of which to obtain prior to the Closing, would not individually or in the aggregate reasonably be expected to be material to the Target Companies or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

5.6 Non-Contravention. Except as otherwise described in Schedule 5.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in cases of clauses (b) and (c), as would not individually or in the aggregate reasonably be expected to be material to the Target Companies or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

5.7 Financial Statements.

(a) As used herein, the term “Company Financials” means (i) the consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2023 and December 31, 2022, and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows for the years then ended, each audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor (the “2023/2022 Audited Financials”), and (ii) when delivered in accordance with the requirements of Section 6.4(a), (A) the consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2024 and December 31, 2023, and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows for the years then ended, each audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor (the “Audited Financials”), and (B) the Company prepared and auditor reviewed financial statements, consisting of the consolidated balance sheet of the Target Companies as of June 30, 2025, and the related consolidated income statement, changes in shareholder equity and statement of cash flows for the six (6) months then ended (the “Interim Reviewed Financials” and together with the Audited Financials, the “PCAOB Financials”). True and correct copies of the 2023/2022 Audited Financials have been provided to SPAC, and the Audited Financials will be delivered in accordance with the requirements of Section 6.4(a). The Company Financials (i) do and will accurately reflect in all material respects the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) were and will be prepared in accordance with IFRS, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for IFRS and exclude year-end adjustments which will not be material in amount), (iii) do and will comply in all material respects with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) do and will fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) Each Target Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Target Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. Since January 1, 2022, no Target Company or, to the Knowledge of the Company, its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c) The Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 5.7(c), and in such amounts (including principal and any accrued but unpaid interest or other obligations with respect to such Indebtedness), as set forth on Schedule 5.7(c). Except as disclosed on Schedule 5.7(c), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(d) Except as set forth on Schedule 5.7(d), no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with IFRS or GAAP), including any off-balance sheet obligations or any “variable interest entities” (within the meaning Accounting Standards Codification 810), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2023 contained in the 2023/2022 Audited Financials or (ii) not material and that were incurred after December 31, 2024 in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(e) All financial projections with respect to the Target Companies that were delivered by or on behalf of the Company to SPAC or Pubco or their respective Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

(f) All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Target Companies (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to a Target Company arising from its business. None of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials. All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Target Companies (net of reserves) within ninety (90) days.

5.8 Absence of Certain Changes. Except as set forth on Schedule 5.8 or for actions expressly contemplated by this Agreement, since January 1, 2025, each Target Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 6.2 (without giving effect to Schedule 6.2) if such action were taken on or after the date hereof without the consent of SPAC, except as has not been, and would not reasonably expected to be, individually or in the aggregate, material to the Target Companies or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

5.9 Compliance with Laws. Except as set forth on Schedule 5.9, no Target Company is or has been in conflict or non-compliance with, or in default or violation of, nor has any Target Company received, in the past five (5) years, any written or, to the Knowledge of the Company, oral notice of any conflict or non-compliance with, or default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected, except as has not been, and would not reasonably expected to be, individually or in the aggregate, material to the Target Companies or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

5.10 Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”), except as has not been, and would not reasonably expected to be, individually or in the aggregate, material to the Target Companies or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. The Company has made available to SPAC true, correct and complete copies of all material Company Permits, all of which material Company Permits are listed on Schedule 5.10. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened, except as has not been, and would not reasonably expected to be, individually or in the aggregate, material to the Target Companies or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. No Target Company is in violation in any material respect of the terms of any Company Permit, and no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit, except as has not been, and would not reasonably expected to be, individually or in the aggregate, material to the Target Companies or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

5.11 Litigation. Except as described on Schedule 5.11, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened, nor is there any reasonable basis for any Action to be made (and no such Action has been brought or, to the Company’s Knowledge, threatened in the past five (5) years), except as has not been, and would not reasonably expected to be, individually or in the aggregate, material to the Target Companies or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound, or (b) material Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Target Company must be related to the Target Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 5.11, if finally determined adverse to the Target Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any Target Company. In the past five (5) years, to the Knowledge of the Company, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

5.12 Material Contracts.

(a) Schedule 5.12(a) sets forth a true, correct and complete list of, and the Company has made available to SPAC (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 5.12(a), a “Company Material Contract”) that:

(i) contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange-traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $100,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Target Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $100,000 per year or $250,000 in the aggregate;

(viii) is with any Top Vendor;

(ix) obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $100,000, except with respect to any such Contracts with vendors, partners or service providers that were entered into in the ordinary course of business consistent with past practice;

(x) is between any Target Company and any directors, officers or employees of a Target Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

(xi) obligates the Target Companies to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture);

(xii) relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations);

(xiii) provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;

(xiv) relates to the development, ownership, licensing or use of any material Intellectual Property by, to or from any Target Company, other than Off-the-Shelf Software;

(xv) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; or

(xvi) is otherwise material to any Target Company and not described in clauses (i) through (xv) above.

(b) Except as disclosed in Schedule 5.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach or default in any material respect, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company in any material respect; and (vi) no Target Company has waived any rights under any such Company Material Contract.

5.13 Intellectual Property.

(a) Schedule 5.13(a)(i) sets forth: (i) all Patents and Patent applications (including any utility models), Trademark and service mark registrations and applications, design registrations and applications, copyright registrations and applications and registered Internet Assets and applications owned by or exclusively licensed to a Target Company (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by a Target Company. Schedule 5.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $20,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from a Target Company, if any. Each Target Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Target Company, and previously used or licensed by such Target Company, except for the Intellectual Property that is the subject of the Company IP Licenses. Except as set forth on Schedule 5.13(a)(iii), all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP.

(b) Each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to use the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used by the Target Companies . Each Target Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Target Companies of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Target Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any Target Company are valid and in force, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without any material challenge. No Target Company is party to any Contract that requires a Target Company to assign or license to any Person any rights in any Intellectual Property developed by a Target Company, other than Intellectual Property rights that have been assigned or licensed as of the date hereof.

(c) Schedule 5.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which a Target Company is the licensor (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to a Target Company, if any. Each Target Company has performed all obligations imposed on it in the Outbound IP Licenses, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d) No Action is pending, settled or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, inventorship, ownership, or right to use, sell, license, sublicense, assert or enforce any material Intellectual Property currently owned, licensed, used or held for use by the Target Companies. No Target Company has received any written or, to the Knowledge of the Company, oral notice or claim, including in the form of an offer to obtain a license, asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which any Target Company is a party or its otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any Intellectual Property owned by a Target Company. No Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Target Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is infringing upon, has misappropriated or is otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Target Company (“Company IP”) in any material respect.

(e) Except as disclosed in Schedule 5.13(e), all employees and independent contractors of a Target Company have assigned to the Target Companies all Intellectual Property arising from the services performed for a Target Company by such Persons or arising from use of a Target Company’s assets. All employees and independent contractors that have contributed to any Company IP have waived any rights to claim royalties or other compensation, including in accordance with Section 134 of the Israeli Patents Law and any similar Laws. No current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property owned by a Target Company, including the Company Registered IP. To the Knowledge of the Company, there has been no material violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. The Company has made available to SPAC true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to a Target Company. To the Company’s Knowledge, none of the employees of any Target Company has any obligation under any Contract, or is subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Target Companies, or that would materially conflict with the business of any Target Company as presently conducted or contemplated to be conducted. Each Target Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.

(f) Except as disclosed in Schedule 5.13(f), no employee, consultant or independent contractor of any Target Company who was involved in, or who contributed to, the creation or development of any Owned Intellectual Property owed or owes any duty or rights to any Governmental Authority, or any military, university, college or other educational institution or a research center, in each case, which may affect such Target Company’s ownership or its right to use any Owned Intellectual Property or may impose any restrictions or obligations on the Target Company in respect thereof. No facilities, funding or property of any military, university, college, other educational institution or research center or other Governmental Authority were received by or for any Target Company or used in the development of any Owned Intellectual Property. Neither any Governmental Authority, nor any military university, college, other academic institution or research center, owns, purport to owns, has any other rights in or to (including through any Outbound IP License) or has any option to obtain any rights in or to, any Owned Intellectual Property. None of the Target Companies is required to pay any royalty or make any other form of payment to any Governmental Authority to allow the use, licensing or transfer of any Owned Intellectual Property.

(g) Except as disclosed in Schedule 5.13(g), to the Knowledge of the Company, in the past three (3) years, no Person has obtained unauthorized access to Company Confidential Information or third party confidential, proprietary or protected information and data in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data. In the past three (3) years, each Target Company has complied in all material respects with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of personal information and/or protected health information and its own privacy policies and guidelines. The operation of the business of the Target Companies has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(h) The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Target Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights under such Contracts or Company IP Licenses to the same extent that the Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

5.14 Taxes and Returns. Except as set forth on Schedule 5.14:

(a) Each Target Company has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. Each Target Company has complied in all material respects with all applicable Laws relating to Tax.

(b) There is no current pending or, to the Knowledge of the Company, threatened Action, and there has been no prior Action within the past five (5) years, against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) No Target Company has undergone a Tax audit by a Tax authority in the past five (5) years. No Target Company is being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) Each Target Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) No Target Company has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h) No Target Company has any Liability for the Taxes of another Person (other than another Target Company) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on such Target Company with respect to any period following the Closing Date.

(i) No Target Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(j) No Target Company is treated as a domestic corporation (as such term is defined in Section 7701 of the Code) for U.S. federal income tax purposes.

(k) Any Company Equity Plan maintained by any Target Company that is intended to qualify as a capital gains route plan under Section 102, has received a favorable determination or approval letter from, or is otherwise approved by, or deemed approved by passage of time without objection by, the ITA. All Section 102 Shares and Section 102 Options have been granted and/or issued, as applicable, and are currently in compliance with the applicable requirements of Section 102 (including the relevant sub-section of Section 102) and the written requirements and guidance of the ITA, including the adoption of the applicable board and shareholders resolutions, the timely filing of the necessary documents with the ITA, the appointment of an authorized trustee to hold the Section 102 Shares and Section 102 Options, the receipt of all tax rulings from the ITA if required, the execution by each holder of Section 102 Shares and Section 102 Options of an undertaking to comply with the provisions of Section 102, and the due deposit of such Section 102 Shares and Section 102 Options with the 102 Trustee pursuant to the terms of Section 102 and the guidance published by the ITA on July 24, 2012 and on November 6, 2012.

(l) No Target Company has ever effected or has ever been part of any action or transaction that is classified as a “reportable transaction” under Section 131(g) of the Israeli Tax Ordinance and the Israeli Income Tax Regulations (Reportable Tax Planning), 5767-2006, regarding aggressive tax planning or any similar or comparable provision under applicable Law. No Target Company has ever received any “reportable opinion” or taken any “reportable position” under Sections 131D and 131E of the Israeli Tax Ordinance, Sections 67C and 67D of the Israeli VAT Law, Sections 231D and 231E of the Customs Ordinance [New Version], 1957, Section 21(c) of Fuel Excise Law, 1958, and the regulations promulgated thereunder.

(m) No Target Company has, or has ever had, any permanent establishment (within the meaning of an applicable Tax treaty) outside of the country of its formation and is not, and has never been, resident for Tax purposes in any jurisdiction outside of the country of its formation.

(n) Each Target Company is duly registered for the purposes of Israeli value added Tax, to the extent required by the Israeli Value Added Tax Law, 5735-1975 (the “VAT Law”), and has complied in all material respects with all requirements concerning value added Taxes (“VAT”). No Target Company has effected any exempt transactions (as defined in the VAT Law) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by the Target Company. Each Target Company has collected and timely remitted to the relevant Tax authority all output VAT which it is required to collect and remit under any applicable Law, and no Target Company has received a refund or credit for input VAT for which it is not entitled under any applicable Law. Each Target Company which is not an Israeli Tax resident is not required (and has never been required) to effect Israeli VAT registration.

(o) No Target Company is benefiting (or has never benefited) from any grants, Tax incentives, tax holidays, reduced tax rates or accelerated depreciation, nor has any Target Company ever made any election to be treated or claimed any benefits as an “Approved Enterprise” (mifal meushar), “Benefited Enterprise” (mifal mutav), “Preferred Enterprise” (mifal mu’adaf) or “Preferred Technological Enterprise” (mifal technology mu’adaf), under the Israeli Capital Investment Encouragement Law, 5719-1959.

(p) Each Target Company is in material compliance with all applicable transfer pricing laws and regulations. The prices for any property or services (or for the use of any property) provided by or to each Target Company are arms’ length prices for purposes of all applicable transfer pricing laws, including Section 85A of the Israeli Tax Ordinance and the regulations promulgated thereunder.

(q) No Target Company is subject to any restrictions or limitations pursuant to Part E2 of the Israeli Tax Ordinance or pursuant to any Tax ruling made with reference to the provisions of Part E2 of the Israeli Tax Ordinance, except for any such restrictions or limitations that may be imposed as a result of the Company Merger or pursuant to the terms of the Israeli Tax Rulings.

(r) No Target Company is or has ever been a real property corporation (igud mekarke’in) within the meaning of such term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

5.15 Real Property. Schedule 5.15 contains a complete and accurate list in all material respects of all premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to SPAC a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

5.16 Personal Property. Each item of Personal Property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than Fifty Thousand Dollars ($50,000) is set forth on Schedule 5.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 5.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, a Target Company The Company has provided to the SPAC a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Personal Property Leases, and no Target Company has received notice of any such condition.

5.17 Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the December 31, 2023 balance sheet included in the 2023/2022 Audited Financials and (d) Liens set forth on Schedule 5.17. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted and presently proposed to be conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted and as presently proposed to be conducted.

5.18 Employee Matters.

(a) Except as set forth in Schedule 5.18(a), no Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company, and no Target Company is bound by and no employee benefits from any extension orders (‘tzavei harchava’) except for extension orders which generally apply to all employees in Israel. The Company has no Knowledge of any material activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any material strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 5.18(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company. No current officer or employee of a Target Company has provided any Target Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Target Company.

(b) Except as set forth in Schedule 5.18(b), each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Schedule 5.18(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the Target Companies showing for each as of such date (i) the employee’s name, job title, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Target Companies)), (ii) any bonus, commission or other remuneration other than salary paid during the calendar year ended December 31, 2024, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee during or for the calendar year ending December 31, 2025. Except as set forth on Schedule 5.18(c), (A) no employee is a party to a written employment Contract with a Target Company and each is employed “at will”, and (B) the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 5.18(c), each Target Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to SPAC by the Company. Without derogating from the above representations, the Target Companies’ liabilities towards present or former employees regarding severance pay, accrued vacation, recreation pay and contributions to all pension plans and Company Benefit Plans (as defined below) are either fully funded or are accrued for on the Target Companies consolidated financial statements as of the date of such financial statements. Section 14 of the Israel Severance Pay Law, 5723-1963 (a “Section 14 Arrangement”) was properly applied in accordance with the terms of the general permit issued by the Israeli Minister of Labor regarding mandatory pension arrangement regarding all employees based on their full salaries and from the date of the commencement of their employment and, upon the termination of employment of any of the employees, no Target Company will have to make any payment under the Severance Pay Law, 5723-1963, except for release of the funds accumulated in accordance with the applicable Section 14 Arrangement.

(d) Schedule 5.18(d) contains a list of all independent contractors whose annual compensation exceeds $5,000 during the calendar year ended December 31, 2024 (each a “Material Contractor”) that are currently engaged by any Target Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration for each such Person. Except as set forth on Schedule 5.18(d), all of such Material Contractors are a party to a written Contract with a Target Company that includes customary provisions regarding confidentiality, non-competition (where applicable) and assignment of inventions and copyrights in such Person’s agreement with a Target Company, a copy of which has been provided to SPAC by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company.

5.19 Benefit Plans.

(a) Set forth on Schedule 5.19(a) is a true and complete list of each Foreign Plan of a Target Company and any other agreement, practice, custom, arrangement, plan, policy or program (including any employment, consulting, bonus, commission, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, termination, retention, retirement, supplemental retirement, profit sharing, change in control, fringe benefits vacation, sick, insurance, pension (including pension funds, managers’ insurance or similar funds, education fund (‘keren hishtalmut’), medical, welfare, fringe or similar plan, policy, program, agreement or other arrangement) providing compensation or other benefits or remuneration to any current or former director, officer, employee or other service provider, which is maintained, sponsored or contributed to by a Target Company or under which a Target Company has or may have any obligation or liability, direct or indirect, contingent or otherwise, whether or not in writing and whether or not funded (each, a “Company Benefit Plan”). No Target Company has ever maintained or contributed to (or had an obligation to contribute to) or has any Liability under any Benefit Plan, whether or not subject to ERISA, which is not a Foreign Plan.

(b) With respect to each Company Benefit Plan, the Company has made available to SPAC accurate and complete copies, if applicable, of: (i) all plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written descriptions of any Company Benefit Plans which are not in writing; (ii) the most recent annual and periodic accounting of plan assets; (iii) the most recent actuarial valuation; and (iv) all communications with any Governmental Authority concerning any matter that is still pending or for which a Target Company has any outstanding Liability or obligation.

(c) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit have been timely made; (v) all benefits accrued under any unfunded Company Benefit Plan has been paid, accrued, or otherwise adequately reserved in accordance with IFRS and are reflected on the Company Financials; and (vi) no Company Benefit Plan provides for retroactive increases in contributions, premiums or other payments in relation thereto. No Target Company has incurred any Liability in connection with the termination of, or withdrawal from, any Company Benefit Plan, other than severance obligations owed to Israeli employees of the Company pursuant to the Israeli Severance Pay Law, 5723-1963, if any.

(d) No Target Company has ever sponsored, maintained, contributed to or been required to maintain or contribute to, and does not otherwise have any Liability (including as a result of its relationship with any other Person that would be or, at any relevant time, would have been considered a single employer with any Target Company under Section 414(b), (c), (m) or (o) of the Code or ERISA), with respect to a plan subject to Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan or any “multiemployer plan,” each within the meaning of Section 4001 of ERISA. No Target Company maintains, contributes to, or participates in any “multiple employer plan” within the meaning of Section 413(c) of the Code, or any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(e) Each Company Benefit Plan intended to qualify for special Tax treatment meets (and at all times has met) all the requirements for such treatment and no facts or circumstances exist that could adversely affect such qualified treatment. To the extent applicable, the present value of the accrued benefit liabilities (whether or not vested) under each Company Benefit Plan, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Company Benefit Plan allocable to such benefit liabilities.

(f) The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation under any Company Benefit Plan or under any applicable Law; or (ii) accelerate the time of payment or vesting, funding or increase the amount of any compensation due, or in respect of, any director, employee or independent contractor of a Target Company.

(g) Except to the extent required by applicable Law, no Target Company provides or has any obligation or Liability to provide health or welfare benefits to any former or retired employee or is obligated or has any Liability to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(h) No material Tax penalties or material additional Taxes have been imposed or would reasonably be expected to be imposed on any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company (each a “Target Company Service Provider”), and no acceleration of Taxes has occurred or would be reasonably expected to occur. No current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company is entitled to receive any gross-up or additional payment or benefit in connection with any applicable Tax.

(i) All Company Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any Liability to any Target Company, Pubco, SPAC or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, Taxes or any other charges or liabilities.

5.20 Environmental Matters. Except as set forth in Schedule 5.20:

(a) Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Target Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c) No Action has been made or is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. To the Knowledge of the Company, no fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material Environmental Liabilities.

(e) There is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company or, to the Company’s Knowledge, previously owned, operated, or leased property of a Target Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f) To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g) The Company has provided to SPAC all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company.

5.21 Transactions with Related Persons. Except as set forth on Schedule 5.21, no Target Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from, or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice), any Related Person or, to the Knowledge of the Company, any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than five percent (5%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 5.21, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. The assets of the Target Companies do not include any receivable or other obligation from a Related Person, and the liabilities of the Target Companies do not include any payable or other obligation or commitment to any Related Person. Except as set forth on Schedule 5.21, all material transactions between a Target Company and interested parties that require approvals pursuant to Sections 268 to 284 of the Israeli Companies Law or pursuant to the Organizational Documents of the Target Companies have been duly approved .

5.22 Business Insurance.

(a) Schedule 5.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the SPAC. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in compliance with the terms of such insurance policies, except as has not been, and would not reasonably expected to be, individually or in the aggregate, material to the Target Companies or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing, except as has not been, and would not reasonably expected to be, individually or in the aggregate, material to the Target Companies or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. No Target Company has any self-insurance or co-insurance programs. Since January 1, 2023, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy, except as has not been, and would not reasonably expected to be, individually or in the aggregate, material to the Target Companies or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

(b) Schedule 5.22(b) identifies each individual insurance claim in excess of $50,000 made by a Target Company since January 1, 2023. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any claim against an insurance policy as to which the insurer is denying coverage.

5.23 Top Vendors. Schedule 5.23 lists, by dollar volume paid for each of (a) the twelve (12) months ended on December 31, 2024 and (b) the period from January 1, 2025 through March 31, 2025, the ten (10) largest suppliers of goods or services to the Target Companies (the “Top Vendors”), along with the amounts of such dollar volumes. The relationships of each Target Company with the Top Vendors are good commercial working relationships and (i) no Top Vendor within the last twelve (12) months has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with a Target Company, (ii) no Top Vendor has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with a Target Company or intends to stop, decrease or limit materially its products or services to any Target Company, (iii) no Target Company has within the past two (2) years been engaged in any material dispute with any Top Vendor, and (iv) to the Company’s Knowledge, the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not adversely affect the relationship of any Target Company with any Top Vendor.

5.24 Product Regulatory Matters.

(a) As to each therapy or product, or therapy or product candidate, subject to the jurisdiction of the FDA under the Federal Food, Drug and Cosmetic Act, as amended, and the regulations thereunder (“FDCA”), or subject to the jurisdiction of the IMOH or any other Governmental Authority, that is manufactured, packaged, labeled, tested, distributed, sold, and/or marketed by any Target Company (each such product, a “Pharmaceutical Product”), to the Company’s Knowledge such Pharmaceutical Product is being manufactured, packaged, labeled, tested, distributed, sold and/or marketed by the Company in compliance in all material respects with all applicable phase-appropriate requirements under FDCA and similar Laws relating to registration, investigational use, premarket clearance, licensure, or application approval, good manufacturing practices, good laboratory practices, good clinical practices, product listing, quotas, labeling, advertising, record keeping and filing of reports.

(b) There is no pending, completed or, to the Company’s Knowledge, threatened, Action against any Target Company or any third parties with whom a Target Company is under contract for services, and none of the Target Companies or such third parties has received any notice, warning letter or other communication from the FDA, the IMOH or any other Governmental Authority, which (i) contests the premarket clearance, licensure, registration, or approval of, the uses of, the distribution of, the manufacturing or packaging of, the testing of, the sale of, or the labeling and promotion of any Pharmaceutical Product, (ii) withdraws its approval of, requests the recall, suspension, or seizure of, or withdraws or orders the withdrawal of advertising or sales promotional materials relating to, any Pharmaceutical Product, (iii) imposes a clinical hold on any clinical investigation by a Target Company, (iv) enjoins production at any facility of a Target Company or with whom a Target Company is under contract, (v) enters or proposes to enter into a consent decree of permanent injunction with a Target Company, or (vi) otherwise alleges any violation of any Laws in any material respect by a Target Company. No Target Company has been informed by the FDA, the IMOH or any other Governmental Authority that any of them will prohibit the marketing, sale, license or use in the United States, Israel or any other jurisdiction of any Pharmaceutical Product to be developed, produced or marketed by a Target Company, nor has the FDA, IMOH nor any other Governmental Authority expressed any concern as to approving or clearing for marketing any such Pharmaceutical Product.

(c) All required pre-clinical toxicology studies conducted by or on behalf of a Target Company and clinical trials sponsored by a Target Company conducted or being conducted with respect thereto, have been and are being conducted in compliance in all material respects with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and applicable Permits and Laws. The results of any such studies, tests and trials, and all other material information related to such studies, tests and trials, have been made available to the SPAC.

5.25 Certain Business Practices.

(a) No Target Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or Sub-chapter 5 of Chapter 9 of Part B of the Israeli Penal Law, 5737-1977 or (iii) made any other unlawful payment. No Target Company, nor any of their respective directors or officers acting on their behalf, nor, to the Knowledge of the Company, any other Representatives acting on their behalf, has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b) The operations of each Target Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any sanctions administered by OFAC, the State of Israel, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom or the European Union, and in the last five (5) fiscal years no Target Company has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds (i) to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC, the State of Israel, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom or the European Union, or (ii) for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any sanctions administered by OFAC, the State of Israel, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom or the European Union.

5.26 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

5.27 Finders and Brokers. Except as set forth on Schedule 5.27, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Target Company.

5.28 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC or its Affiliates.

5.29 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of SPAC, Pubco and the Merger Subs and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of SPAC, Pubco and the Merger Subs for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of SPAC and Pubco set forth in this Agreement (including the related portions of the SPAC Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of SPAC, Pubco or a Merger Sub for the Registration Statement; and (b) none of SPAC, Pubco, the Merger Subs or their respective Representatives have made any representation or warranty as to SPAC, Pubco or either Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the SPAC Disclosure Schedules) or in any certificate delivered to Company pursuant hereto.

5.30 No Other Representations. Except for the representations and warranties expressly made by the Company in this Article V (as modified by the Company Disclosure Schedules) or as expressly set forth in an Ancillary Document, neither the Company nor any other Person on its behalf makes any express or implied representation or warranty with respect to the Target Companies or their respective businesses, operations, assets or Liabilities, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the Company hereby expressly disclaims any other representations or warranties, whether implied or made by the Company or any of its Representatives. Except for the representations and warranties expressly made by the Company in this Article V (as modified by the Company Disclosure Schedules) or in an Ancillary Document, the Company hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the SPAC, Pubco or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to the SPAC, Pubco or any of their respective Representatives by any Representative of the Company), including any representations or warranties regarding the probable success or profitability of the businesses of the Target Companies.

Article VI
COVENANTS

6.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.1 or the Closing (the “Interim Period”), subject to Section 6.15, each of the Company, Pubco and the Merger Subs shall give, and shall cause its Representatives to give, SPAC and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, Pubco or Merger Subs as SPAC or its Representatives may reasonably request regarding the Target Companies, Pubco or the Merger Subs and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Representatives of the Company, Pubco and the Merger Subs to reasonably cooperate with SPAC and its Representatives in their investigation; provided, however, that SPAC and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies, Pubco or the Merger Subs. Without limiting the foregoing, unless SPAC notifies the Company in writing within thirty (30) days after the date of this Agreement that it will not seek the FTO Opinion, during a period of up to thirty (30) days after the date of this Agreement, SPAC will, and will cause its U.S. intellectual property counsel to, use commercially reasonable efforts to perform a freedom to operate analysis directed to whether the products and technology of the Target Companies, as currently contemplated, are reasonably likely to infringe upon one or more valid and enforceable third-party U.S. Patents (the “FTO Opinion”) (for purposes of the preceding sentence and Section 8.1(k) of this Agreement, the commercially reasonable efforts of the SPAC’s U.S. intellectual property counsel will require such counsel to expend such efforts that a reasonable person in the position of such counsel would use under similar circumstances to accomplish the object as promptly as practicable, but not requiring the expenditure of unreasonable or extraordinary resources). The Company hereby agrees to, and to cause its Representatives to, reasonably cooperate with such analysis by SPAC and its U.S. intellectual property counsel and the preparation of the FTO Opinion.

(b) During the Interim Period, subject to Section 6.15, SPAC shall give, and shall cause its Representatives to give, the Company, Pubco, the Merger Subs and their respective Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to SPAC or its Subsidiaries, as the Company, Pubco, the Merger Subs or their respective Representatives may reasonably request regarding SPAC, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of SPAC’s Representatives to reasonably cooperate with the Company, Pubco and the Merger Subs and their respective Representatives in their investigation; provided, however, that the Company, Pubco, the Merger Subs and their respective Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of SPAC or any of its Subsidiaries.

6.2 Conduct of Business of the Company, Pubco and the Merger Subs.

(a) Unless SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or as set forth on Schedule 6.2, the Company, Pubco and the Merger Subs shall, and shall cause their respective Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Target Companies, Pubco and the Merger Subs and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 6.2(a) and except as contemplated by the terms of this Agreement or as set forth on Schedule 6.2, during the Interim Period, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), the Company, Pubco and the Merger Subs each shall not, and each shall cause its Subsidiaries not to:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii) other than securities issued in connection with, or as a result of, any Transaction Financing in accordance with the terms of this Agreement, the issuance of Company Ordinary Shares upon the exercise of Company Options outstanding as of the date of this Agreement, or the issuance of Company Securities upon the exercise or conversion of Company Convertible Securities outstanding as of the date of this Agreement, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $100,000 individually or $250,000 in the aggregate;

(v) (A) increase the wages, salaries or compensation of any Target Company Service Provider other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than ten percent (10%), (B) make or commit to make any bonus payment (whether in cash, property or securities) to any Target Company Service Provider other than in the ordinary course of business, consistent with past practice, (C) materially increase other benefits of Target Company Service Providers generally, (D) accelerate the vesting, lapsing of restrictions or payment, or in any way amend, modify or supplement the terms of any equity or equity based compensation or phantom equity, (E) accelerate the vesting, lapsing of restrictions or payment, or to fund or in any other way secure any material rights or benefits under any Company Benefit Plan, (F) forgive any loans or issue any loans to any Target Company Service Providers, or (G) enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any Target Company Service Provider, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plan or in the ordinary course of business consistent with past practice;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with IFRS;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any Company Registered IP, Company Licensed IP or other Company IP, or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii) terminate, or waive or assign any material right under any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xii) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with IFRS and after consulting with such Party’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Affiliates) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials or the consolidated financial statements of Pubco, as applicable;

(xiv) close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvi) make capital expenditures in excess of $100,000 (individually for any project (or set of related projects) or $250,000 in the aggregate) (excluding, for the avoidance of doubt, incurring any Expenses);

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company, Pubco or a Merger Sub;

(xxi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

(xxiii) enter into, amend, waive or terminate (other than terminations in accordance with their terms or as contemplated by this Agreement) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxiv) authorize or agree to do any of the foregoing actions.

6.3 Conduct of Business of SPAC.

(a) Unless the Company and Pubco shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or as set forth on Schedule 6.3, SPAC shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to SPAC and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 6.3, nothing in this Agreement shall prohibit or restrict SPAC from extending, in accordance with the SPAC Charter and IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), whether pursuant to exercise of automatic extension rights in accordance with SPAC’s current Organizational Documents or by amendment of SPAC’s Organizational Documents to extend such deadline, and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 6.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including as contemplated by the Transaction Financing) or as set forth on Schedule 6.3, during the Interim Period, without the prior written consent of the Company and Pubco (such consent not to be unreasonably withheld, conditioned or delayed), SPAC shall not, and shall cause its Subsidiaries not to:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 6.3(b)(iv) shall not prevent SPAC from borrowing funds necessary to finance (A) its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Transactions, including any Transaction Financing, up to aggregate additional Indebtedness during the Interim Period of $1,000,000 and (B) the costs and expenses necessary for an Extension (including to fund payments by SPAC to the Trust Account for (x) an automatic extension right in accordance with SPAC’s Organizational Documents or (y) to incentivize Public Shareholders not to redeem their SPAC Class A Ordinary Shares in an Extension Redemption in connection with an amendment of SPAC’s Organizational Documents to extend its deadline to consummate a Business Combination) (such expenses, “Extension Expenses”);

(v) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP or IFRS, as applicable;

(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to SPAC;

(vii) terminate, waive or assign any material right under any SPAC Material Contract;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xi) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP or IFRS, as applicable, and after consulting the SPAC’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, SPAC or its Subsidiary) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the SPAC Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) make capital expenditures in excess of $100,000 individually for any project (or set of related projects) or $250,000 in the aggregate (excluding, for the avoidance of doubt, incurring any Expenses);

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 6.3 during the Interim Period;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx) authorize or agree to do any of the foregoing actions.

6.4 PCAOB Financials; Annual and Interim Financial Statements.

(a) The Company shall use its reasonable best efforts to deliver the PCAOB Financials to SPAC as promptly as practicable after the date of this Agreement. The Company shall cause the Audited Financials to be audited in accordance with the standards of the PCAOB and to contain a report of the Company’s auditor. The Company shall cause the PCAOB Financials to be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto), and to comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of date of delivery (including Regulation S-X or Regulation S-K, as applicable).

(b) During the Interim Period, within forty (40) calendar days following the end of each calendar month, each three-month quarterly period and each fiscal year, the Company shall deliver to SPAC an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Target Companies for the period from December 31, 2024 through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Target Companies as of the date or for the periods indicated, in accordance with IFRS, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, the Company will also promptly deliver to SPAC copies of any audited consolidated financial statements of the Target Companies that the Target Companies’ certified public accountants may issue.

6.5 SPAC Public Filings. During the Interim Period, SPAC shall keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Merger to maintain the listing of the SPAC Units, the SPAC Class A Ordinary Shares and the SPAC Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Pubco Ordinary Shares and the Pubco Public Warrants.

6.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company, Pubco, the Merger Subs, the Seller Representative and their respective Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Target Companies (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, amalgamation, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise, and (B) with respect to SPAC and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving SPAC.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and SPAC, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

6.7 No Trading. The Company, Pubco, the Seller Representative and the Merger Subs (with respect to SPAC Merger Sub, upon its execution and delivery of the Joinder) each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of SPAC, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company, Pubco, the Seller Representative and the Merger Subs each hereby agree that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of SPAC, communicate such information to any third party, take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

6.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the Transactions or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the Transactions; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in Article VII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

6.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 6.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, with each of the SPAC and the Company bearing fifty percent (50%) of the costs and expenses thereof, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting to the extent permitted by the Governmental Authority. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts. With respect to Pubco, during the Interim Period, the Company, Pubco and the Merger Subs shall take all reasonable actions necessary to cause Pubco to qualify as “foreign private issuer” as such term is defined Rule 3b-4 under the Exchange Act and to maintain such status through the Closing.

6.10 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings. For the avoidance of doubt, if, prior to the Effective Time, the applicable parties hereto are unable to obtain the ISA Exemptions, the Israeli Tax Rulings, or any other Consent from a Governmental Authority necessary to effectuate the Transaction, each of SPAC, the Company, Pubco and each of the Merger Subs shall use (and the Company shall cause each of its Subsidiaries to use) its commercially reasonable efforts to (a) take all such actions that are necessary to consummate the Transactions, negotiating in good faith to modify the structure of the Transactions (provided that such modifications do not materially and adversely affect the other Parties hereto or holders of SPAC Securities) and the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the Transactions; and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate and make effective the Transactions. Without limiting the foregoing, the Company will use its reasonable best efforts to cause any Locked-Up Company Security Holders that did not execute and delivery Lock-Up Agreements at or prior to the execution and delivery of this Agreement to execute and deliver Lock-Up Agreements to SPAC, Pubco and the SPAC Representative as promptly as practicable after the date of this Agreement.

6.11 The Registration Statement.

(a) As promptly as practicable after the date hereof, SPAC, Pubco and the Company shall prepare and file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Pubco Securities to be issued under this Agreement pursuant to the Mergers to the holders of SPAC Securities and Companies Securities as of immediately prior to the applicable Effective Times, which Registration Statement will also contain a proxy statement of SPAC (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from SPAC shareholders for the matters to be acted upon at the SPAC Shareholder Meeting and providing the Public Shareholders an opportunity in accordance with SPAC’s Organizational Documents and the IPO Prospectus to have their SPAC Class A Ordinary Shares redeemed (the “Closing Redemption”) in conjunction with the shareholder vote on the Shareholder Approval Matters in the event that the Closing occurs. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from SPAC shareholders to vote, at a general meeting of SPAC shareholders to be called and held for such purpose (the “SPAC Shareholder Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Transactions by the holders of SPAC Ordinary Shares in accordance with SPAC’s Organizational Documents, the Cayman Islands Companies Act and the rules and regulations of the SEC and Nasdaq, (ii) to the extent required by Nasdaq, SPAC’s Organizational Documents or the Cayman Islands Companies Act, the issuance of any SPAC Securities in connection with the Transaction Financing, including adoption and approval of the issuance of more than twenty percent (20%) of the outstanding SPAC Class A Ordinary Shares, (iii) to the extent required to be approved by holders of SPAC Ordinary Shares, the adoption and approval of the Amended Pubco Organizational Documents, (iv) the adoption and approval of a new Equity Plan for Pubco in a form to be reasonably agreed to by the Company and SPAC (the “Pubco Equity Plan”), which will provide that the total awards under such Pubco Equity Plan will be a number of Pubco Ordinary Shares equal to ten percent (10%) of the aggregate number of Pubco Ordinary Shares issued and outstanding immediately after the Closing, (v) the appointment of the members of the Post-Closing Pubco Board in accordance with Section 6.16 hereof, (vi) such other matters as the Company, Pubco and SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (i) through (vi), collectively, the “Shareholder Approval Matters”), and (vii) the adjournment of the SPAC Shareholder Meeting, if necessary or desirable in the reasonable determination of SPAC.

(b) The board of directors of SPAC shall not (and no committee or subgroup thereof shall) withdraw, withhold, amend, qualify or modify, or publicly propose to withdraw, withhold, amend, qualify or modify, its recommendation to the SPAC’s shareholders that they vote in favor of Shareholder Approval Matters (a “Change in Recommendation”), except to the extent that SPAC’s board of directors determines in good faith, after consultation with its outside legal counsel, that such Change in Recommendation is required by the board’s fiduciary duties under applicable Law; provided that the board of directors of the SPAC may not make such Change in Recommendation unless (A) the board of directors of the SPAC has provided written notice to the Company (the “Recommendation Change Notice”) that it is prepared to make a Change in Recommendation at least ten (10) days prior to taking such action, which notice shall specify the basis for why a failure to make an Change in Recommendation would constitute a breach of its fiduciary duties to SPAC and its shareholders under applicable Law, (B) during the ten (10) day period after delivery of the Recommendation Change Notice, SPAC shall negotiate in good faith with the Company regarding any revisions or adjustments to this Agreement that the Company proposes to make as would enable the board of directors of the SPAC to reaffirm its recommendation to the SPAC’s shareholders that they vote in favor of the Shareholder Approval Matters and not make such Change in Recommendation and (C) at the end of such ten (10) day period and taking into account any changes to the terms of this Agreement committed to in a binding written offer by the Company, the board of directors of the SPAC determines in good faith (after consultation with its outside legal counsel) that the failure to make such a Change in Recommendation would constitute a breach of its fiduciary duties to SPAC and SPAC’s shareholders under applicable Law. SPAC’s obligations to establish a record date for, duly call, give notice of, convene and hold the SPAC Shareholder Meeting shall not be affected by any Change in Recommendation (provided, that SPAC may, without the consent of the Company, postpone the SPAC Shareholder Meeting, subject to the SPAC Charter and the Cayman Islands Companies Act, after delivering a Recommendation Change Notice until such time after which the ten (10) day period required for a Change in Recommendation in connection therewith has elapsed and SPAC can disclose to its shareholders in accordance with applicable securities Laws, including pursuant to a supplement or amendment to the Registration Statement, either a Change in Recommendation or the changes to this Agreement that were agreed to by the Company to avoid a Change in Recommendation). If, on the date for which the SPAC Shareholder Meeting is scheduled, SPAC has not received proxies representing a sufficient number of shares to obtain the Required SPAC Shareholder Approval, whether or not a quorum is present, SPAC may, subject to the SPAC Charter and the Cayman Islands Companies Act, make one or more successive postponements or, with the consent of the SPAC Shareholder Meeting, adjournments of the SPAC Shareholder Meeting. In connection with the Registration Statement, SPAC and Pubco shall file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the SPAC Charter, the Cayman Islands Companies Act and the rules and regulations of the SEC and Nasdaq. SPAC and Pubco shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide SPAC and Pubco with such information concerning the Target Companies and their equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(c) SPAC and Pubco shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the SPAC Shareholder Meeting and the Closing Redemption. Each of SPAC, Pubco and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Pubco and SPAC and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. SPAC and Pubco shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to SPAC’s shareholders and the holders of SPAC Warrants, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the SPAC Charter.

(d) SPAC and Pubco, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. SPAC and Pubco shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that SPAC, Pubco or their respective Representatives receive from the SEC or its staff with respect to the Registration Statement, the SPAC Shareholder Meeting and the Closing Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(e) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, SPAC and Pubco shall distribute the Registration Statement to SPAC’s shareholders and, pursuant thereto, shall call the SPAC Shareholder Meeting in accordance with the Cayman Islands Companies Act for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(f) SPAC and Pubco shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, SPAC’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the SPAC Shareholder Meeting and the Closing Redemption.

6.12 Tax Matters.

(a) If, in connection with the Transactions, the SEC requests or requires that Tax opinions be prepared and submitted with respect to the Tax treatment of the Transactions, each of the Company, SPAC and Pubco agree to deliver to Tax counsel to each of the SPAC and the Company customary Tax representation letters satisfactory to such counsel, dated and executed as of such date(s) as determined reasonably necessary by such counsel in connection with the preparation of such Tax opinions. If a Tax opinion with respect to the treatment of the SPAC Merger for holders of SPAC Securities is being requested or required, Tax counsel to SPAC (or its Tax advisors) shall provide a Tax opinion on the application of Section 351 of the Code (and for the avoidance of doubt, neither this provision nor any other provision in this Agreement shall require Tax counsel to the Company (or its Tax advisors) to provide any opinion regarding the treatment of the SPAC Merger to holders of SPAC Securities for U.S. federal income tax purposes. If a Tax opinion with respect to the treatment of the Company Merger for holders of Company Securities is being requested or required, Tax counsel to the Company (or its Tax advisors) shall provide a Tax opinion on the application of Sections 351 and 368(a) of the Code regarding the treatment of the Company Merger for U.S. federal income Tax purposes or, to the extent required, Israeli Tax purposes (and for the avoidance of doubt, neither this provision nor any other provision in this Agreement shall require Tax counsel to the SPAC (or its Tax advisors) to provide any opinion regarding the treatment of the Company Merger to holders of Company Securities for U.S. federal income Tax purposes or Israeli Tax purposes).

(b) Each of the Parties shall, and shall cause their respective Affiliates to, reasonably cooperate, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns and any audit or Tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any GRA, Tax proceeding or audit, making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder (to the extent such information or explanation is not publicly or otherwise reasonably available).

(c) Pubco acknowledges that any direct or indirect holder of Pubco Securities who owns five percent (5%) or more of the Pubco Ordinary Shares immediately after the Closing (a “Pubco 5% Shareholder”), as determined under Section 367 of the Code and the Treasury Regulations promulgated thereunder, may enter into (and cause to be filed with the Internal Revenue Service) a GRA. Upon the written request of any Pubco 5% Shareholder made following the Closing Date, Pubco shall (i) use commercially reasonable efforts to furnish to such Pubco 5% Shareholder such information as such Pubco 5% Shareholder reasonably requests in connection with such Pubco 5% Shareholder’s preparation of a GRA, and (ii) use commercially reasonably efforts to provide such Pubco 5% Shareholder with the information reasonably requested by such Pubco 5% Shareholder for purposes of determining whether there has been a gain “triggering event” under the terms of such Pubco 5% Shareholder’s GRA, in each case, at the sole cost and expense of such Pubco 5% Shareholder, provided that each of the Parties shall use commercially reasonable efforts to operate in a manner that avoids or mitigates the likelihood of a triggering event.

6.13 Required Company Shareholder Approval; Company Merger Proposal.

(a) As promptly as practicable after the Registration Statement has become effective, the Company will either (i) call a meeting of its shareholders in order to obtain the Required Company Shareholder Approval (the “Company Shareholder Meeting”), and the Company shall use its reasonable best efforts to solicit from the Company Shareholders proxies in favor of the Required Company Shareholder Approval prior to such Company Shareholder Meeting, or (ii) use its reasonable best efforts to obtain a signed written consent in lieu of a meeting of its shareholders for the Required Company Shareholder Approval, and the Company shall take all other actions necessary or advisable to secure the Requisite Majority, including enforcing the Voting Agreements.

(b) Without limiting Section 6.13(a), in accordance with the Israeli Companies Law, as soon as reasonably practicable following the date of this Agreement, the Company and Company Merger Sub shall, as applicable, take the following actions within the timeframes set forth in this Section 6.13(b); provided, however, that any such actions or the time frame for taking such action shall be subject to any amendment in the applicable provisions of the Israeli Companies Law (and in case of an amendment thereto, such amendment shall automatically apply so as to amend this Section 6.13(b) accordingly): (i) as promptly as practicable following the date hereof, cause a merger proposal (in the Hebrew language) with respect to the Company Merger in a form reasonably acceptable to the Parties hereto (the “Merger Proposal”) to be executed in accordance with Section 316 of the Israeli Companies Law, (ii) deliver the Merger Proposal to the Companies Registrar within three (3) days from the calling of the Company Shareholder Meeting, (iii) cause a copy of the Merger Proposal to be delivered to its secured creditors, if any, no later than three (3) business days after the date on which the Merger Proposal are delivered to the Companies Registrar, (iv) (A) publish a notice to its creditors, stating that the Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at the office of the Companies Registrar, the Company’s registered office or Company Merger Sub’s registered office, as applicable, and at such other locations as the Company or Company Merger Sub, as applicable, may determine, in (x) two (2) daily Hebrew newspapers, on the day that the Merger Proposal is submitted to the Companies Registrar and (y) in a popular newspaper outside of Israel as may be required by applicable Law, within three (3) business days after the Merger Proposal was submitted to the Companies Registrar; (B) within four (4) business days from the date of submitting the Merger Proposal to the Companies Registrar, send a notice by registered mail to all of the “Substantial Creditors” (as such term is defined in the Israeli Companies Law) that the Company or Company Merger Sub, as applicable, is aware of, in which it shall state that the Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at such additional locations, if such locations were determined in the notice referred to in the immediately preceding clause (A) and at the times set in such notice; and (C) send to the Company’s “employees committee”, if any, or display in a prominent place at the Company’s premises a copy of the notice published in a daily Hebrew newspaper (as referred to in clause (A) of this Section 6.13(b)), no later than three (3) business days following the day on which the Merger Proposal was submitted to the Companies Registrar; (v) promptly after the Company and Company Merger Sub, as applicable, shall have complied with the preceding clauses (iii) and (iv) of this this Section 6.13(b), but in any event no more than three (3) days following the date on which such notice was sent to the creditors, inform the Companies Registrar, in accordance with Section 317(b) of the Israeli Companies Law, that notice was given to their respective creditors, if any, under Section 318 of the Israeli Companies Law (and regulations promulgated thereunder), (vi) not later than three (3) days after the date on which the Company Shareholder Approval is received, inform (in accordance with Section 317(b) of Israeli Companies Law) the Companies Registrar of such approval, and (vii) subject to the satisfaction or waiver of the conditions set forth in Article VII to be satisfied or (to the extent permitted) waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted) waiver of such conditions at the Closing), in accordance with the customary practice of the Companies Registrar, request that the Companies Registrar declare the Company Merger effective and issue the Company Certificate of Merger upon such date, that in no event shall be prior to the lapse of fifty (50) days from the filing of the Merger Proposal with the Companies Registrar and thirty (30) days from the date the Company Shareholder Approval is received. For the avoidance of doubt, and notwithstanding any provision of this Agreement to the contrary, it is the intention of the parties that the Company Merger shall be declared effective and the Company Certificate of Merger shall be issued on the Closing Date. For purposes of this Section 6.13(b), “business day” shall have the meaning set forth in the Merger Regulations 5760-2000 promulgated under the Israeli Companies Law.

6.14 Public Announcements.

(a) The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of SPAC and the Company, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, SPAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco and SPAC shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws, which the Representative Parties shall review, comment upon and approve (such approval not to be unreasonably withheld, delayed or conditioned) prior to the filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

6.15 Confidential Information.

(a) The Company, Pubco, the Seller Representative and the Merger Subs agree that during the Interim Period and, in the event this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any SPAC Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the SPAC Confidential Information without SPAC’s prior written consent; and (ii) in the event that the Company, Pubco, the Seller Representative, the Merger Subs or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any SPAC Confidential Information, (A) provide SPAC to the extent legally permitted with prompt written notice of such requirement so that SPAC or an Affiliate thereof may seek, at SPAC’s cost, a protective Order or other remedy or waive compliance with this Section 6.15(a), and (B) in the event that such protective Order or other remedy is not obtained, or SPAC waives compliance with this Section 6.15(a), furnish only that portion of such SPAC Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such SPAC Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company, Pubco, the Seller Representative and the Merger Subs shall, and shall cause their respective Representatives to, promptly deliver to SPAC or destroy (at SPAC’s election) any and all copies (in whatever form or medium) of SPAC Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon.

(b) Each of SPAC and the SPAC Representative hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination (or in the case of Trade Secrets, so long as such Company Confidential Information remains a Trade Secret under applicable Law), it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that SPAC or the SPAC Representative or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination (or in the case of Trade Secrets, so long as such Company Confidential Information remains a Trade Secret under applicable Law), becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 6.15(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 6.15(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, SPAC and the SPAC Representative shall, and each shall cause its Representatives to, promptly deliver to the Company or destroy (at the election of the SPAC or the SPAC Representative, as applicable) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, SPAC, the SPAC Representative and their respective Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws; provided, that, to the extent legally permissible, SPAC and its Representatives shall give the Company prompt written notice of such disclosure and SPAC and its Representatives shall use commercially reasonable efforts to obtain confidential treatment for any such Company Confidential Information.

6.16 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of Pubco to resign, so that effective as of the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of eight (8) individuals (not including any External Directors (as such term is defined in the Israeli Companies Law), to the extent required under the Israeli Companies Law). Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Pubco Board (i) five (5) persons that are designated by the Company prior to the Closing, (ii) one (1) person who is designated by the Sponsor prior to the Closing (the “Sponsor Director”); and (iii) so long as (A) the HSC Principals pay the Expenses of the Company DeSPAC Advisors incurred by the Company and its Subsidiaries in accordance the HSC Letter Agreement, and (B) the Minimum Cash Condition is satisfied as of the Closing, two (2) persons that are designated by the HSC Principals prior to the Closing. A majority of the directors on the Post-Closing Pubco Board will qualify as an independent directors under Nasdaq rules. Pursuant to the Amended Pubco Organizational Documents, the Post-Closing Pubco Board will be a classified board with three (3) classes of directors, with (I) the Class I Directors (consisting of two (2) directors) initially serving a one (1) year term, such initial term effective from the Closing until the first annual meeting of the Pubco shareholders after the Closing (but any subsequent Class I Directors serving a three (3) year term), (II) the Class II Directors (consisting of three (3) directors), initially serving a two (2) year term, such initial term effective from the Closing until the second annual meeting of the Pubco shareholders after the Closing (but any subsequent Class II Directors serving a three (3) year term), and (III) the Class III Directors (consisting of three (3) directors, including the Sponsor Director) serving a three (3) year term. In accordance with the Amended Pubco Organizational Documents, no director on the Post-Closing Pubco Board may be removed without cause. At or prior to the Closing, Pubco will provide each director on the Post-Closing Pubco Board with a customary director indemnification agreement, in form and substance reasonably acceptable to such director.

(b) The Parties shall take all action necessary, including causing the executive officers of Pubco to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Pubco immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, with the consent of SPAC, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).

6.17 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of SPAC, the Company, Pubco or either Merger Sub and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of SPAC, the Company, Pubco or a Merger Sub (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and SPAC, the Company, Pubco or a Merger Sub, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of seven (7) years after the Closing, Pubco shall cause the Organizational Documents of Pubco and the Surviving Subsidiaries to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of, as applicable, SPAC, the Company, Pubco or a Merger Sub to the extent permitted by applicable Law. The provisions of this Section 6.17 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) For the benefit of the directors and officers of SPAC, the Company, Pubco or either Merger Sub, SPAC or Pubco shall be permitted prior to the Closing to obtain and fully pay (including from funds in the Trust Account released at the Closing) the premium for a “tail” insurance policy that provides coverage for up to a seven-year period (or such period is not reasonably available, such lesser number of years as is reasonably available) from and after the Closing for events occurring prior to the Closing (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than, as applicable, SPAC’s or the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Pubco and the Surviving Subsidiaries shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Pubco and the Surviving Subsidiaries shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance.

(c) Prior to the Closing, Pubco shall obtain directors’ and officers’ liability insurance that shall be effective as of Closing and will cover those Persons who will be directors and officers of Pubco and its Subsidiaries (including the directors and officers of the Target Companies) from and after the Closing on terms and conditions (including scope and amount of coverage) customary and reasonably appropriate for a company with its equity listed on Nasdaq and that has similar characteristics (including the line of business, jurisdiction of operations and revenues) as Pubco and its Subsidiaries (including the Target Companies).

6.18 Trust Account and Transaction Financing Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Closing Redemption, and any proceeds received by Pubco or SPAC from any Transaction Financing, shall first be used to pay (i) SPAC’s accrued Expenses, including SPAC’s deferred Expenses of the IPO and deferred advisor fees, (ii) any loans owed by SPAC to Sponsor for any Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of SPAC or Extension Expenses, (iii) any other cash liabilities of SPAC and (iv) the Company’s accrued Expenses. Such amounts, as well as any Expenses that are required or permitted to be paid by delivery of Pubco securities, shall be paid at the Closing. Any remaining cash shall be used by Pubco and the Target Companies for working capital and general corporate purposes. During the Interim Period, if reasonably requested in writing by the Company, the SPAC shall, solely for informational purposes, provide the Company with a good faith estimate of the SPAC’s projected unpaid Expenses and liabilities as of the Closing, including its calculations thereof in reasonable detail; provided, that the SPAC shall not be deemed to make, and hereby disclaims, any representations, warranties or covenants in connection with such projections provided pursuant to this Section 6.18. During the Interim Period, if reasonably requested in writing by SPAC, the Company shall, solely for informational purposes, provide the SPAC with a good faith estimate of the Company’s projected unpaid Expenses as of the Closing, including its calculations thereof in reasonable detail; provided, that the Company shall not be deemed to make, and hereby disclaims, any representations, warranties or covenants in connection with such projections provided pursuant to this Section 6.18. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to SPAC, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination and any Extension Expenses.

6.19 Bridge Financing; Other Transaction Financing.

(a) The Company, with the reasonable assistance of SPAC, will use its commercially reasonable efforts to seek and, within thirty (30) days after the date of this Agreement, enter into and consummate securities purchase agreements(s), subscription agreements or other financing agreement(s) on such terms and conditions and in such form(s) that are agreed to the Company and SPAC (such agreement not to be unreasonably withheld, delayed or conditioned) (the “Bridge Financing Agreements”) with certain accredited investors reasonably acceptable to the Company and SPAC (the “Bridge Financing Investors”) for an aggregate investment amount into the Company equal to at least Five Million U.S. Dollars ($5,000,000) at a pre-money equity valuation of the Company of $120,000,000 (such financing, the “Bridge Financing”).

(b) Without limiting anything to the contrary contained herein, during the Interim Period, SPAC, the Company and Pubco shall use their commercially reasonable efforts to enter into financing agreements (any such agreements, the “Additional Financing Agreements” and, together with the Bridge Financing Agreements, the “Financing Agreements”) for aggregate proceeds of at least Eighteen Million U.S. Dollars ($18,000,000) (excluding the CCOD commitments) in addition to the Bridge Financing on such terms and structuring (whether structured as a private placement of common equity, convertible preferred equity, convertible debt or other securities convertible into or that have the right to acquire common equity, as Trust Account non-redemption or backstop arrangements or as a committed equity line facility (excluding the CCOD) or otherwise), and using such strategy, placement agents and approach, as SPAC and the Company shall mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed) (collectively, the “Additional Transaction Financing” and, together with the Bridge Financing, the “Transaction Financing”), and also use their commercially reasonable efforts to enter into a committed capital on demand or equity line facility for Pubco (the “CCOD”) for periods from and after the Closing. Notwithstanding the foregoing, any Additional Transaction Financing that is structured as debt or debt-like securities, including mandatorily redeemable preferred equity, that is not, upon or after the Closing, convertible into common equity of Pubco shall require the prior written consent of the Company, in its sole and absolute discretion. The Parties acknowledge that SPAC has engaged Locust Walk Partners, LLC (the “Placement Agent”) to serve as lead placement agent for the Transaction Financing (excluding Transaction Financing involving certain investors that were securityholders of the Company or the SPAC or that were sourced by SPAC, the Sponsor or the HSC Principals).

(c) SPAC, the Company and Pubco shall, and shall cause their respective Representatives, including the HSC Principals, to, reasonably cooperate with the others in connection with such Additional Financing Agreements (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by SPAC). Except to the extent permitted pursuant to the terms of the Financing Agreements or otherwise approved in writing by the Company and SPAC (each of which approval shall not be unreasonably withheld, conditioned or delayed), and except for any of the following actions that would not materially increase conditionality or impose any new material obligation on the Company, Pubco or SPAC, during the Interim Period SPAC, the Company and Pubco shall not (i) reduce the committed investment amount to be received by SPAC, Pubco or the Company under any Financing Agreement or reduce or impair the rights of SPAC, the Company or Pubco under any Financing Agreement or (ii) permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Financing Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision). SPAC, Pubco and the Company shall use their commercially reasonable efforts to consummate the Transaction Financing in accordance with the Financing Agreements.

6.20 Employment Agreements. Prior to the Closing, the Company shall use its reasonable best efforts to cause the persons set forth on Schedule 6.20, including the Company’s chief executive officer and chief financial officer, to enter into employment agreements (the “Employment Agreements”), in each case effective as of the Closing, in form and substance reasonably acceptable to the Company and SPAC, between each such individual and Pubco.

6.21 Nasdaq Listing. Pubco, SPAC and the Company shall each use its commercially reasonable efforts to cause, as promptly as practicable after the date of this Agreement: (a) Pubco’s initial listing application with Nasdaq (the “Listing Application”) in connection with the Transactions to have been approved; (b) Pubco to satisfy all applicable initial and continuing listing requirements of Nasdaq; and (c) the Pubco Ordinary Shares and Pubco Public Warrants to have been approved for listing on Nasdaq (provided, that the Parties acknowledge that the listing of the Pubco Public Warrants will not be a condition to the Closing). Each of Pubco, the Company and SPAC shall promptly furnish all information concerning itself and its Affiliates as may be reasonably requested by the other such parties and shall otherwise reasonably assist and cooperate with the other such parties in connection with the preparation and filing of the Listing Application. Each of Pubco, SPAC and the Company will use commercially reasonable efforts to (i) cause the Listing Application, when filed, to comply in all material respects with all requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from Nasdaq or its staff concerning the Listing Application and (iii) have the Listing Application approved by Nasdaq, as promptly as practicable after such filing. None of SPAC, Pubco or the Company shall submit the Listing Application or any supplement or amendment thereto or respond to comments received from Nasdaq with respect thereto, without the other such parties’ prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing the other such parties a reasonable opportunity to review and comment thereon. Each of SPAC, Pubco and the Company shall promptly notify the other such parties upon the receipt of any comments from Nasdaq, or any request from Nasdaq for amendments or supplements to the Listing Application and shall provide the other such parties with copies of all material correspondence between such party or any of its Representatives, on the one hand, and Nasdaq, on the other hand, and all written comments with respect to the Listing Application received from Nasdaq, and advise the other sch parties of any oral comments with respect to the Listing Application received from Nasdaq. Promptly after receiving notice thereof, each of SPAC, Pubco and the Company shall advise the other such parties of the time of the approval of the Listing Application and the approval for listing on Nasdaq of the Pubco Ordinary Shares to be issued in connection with the transactions contemplated hereby.

6.22 Israeli Securities Law; IAA.

(a) Without limiting the generality of Section 6.9, (i) the Company and Pubco shall, in coordination with SPAC, as promptly as practicable after the date of this Agreement, prepare and file with the ISA an application for an exemption under Section 15D of the Israeli Securities Law, concerning the publication of an Israeli prospectus, or alternatively an application requesting that the ISA confirms that the issuance is exempt from prospectus requirements or does not trigger prospectus requirements (the “15D Exemption”) and (ii) as promptly as practicable after the date of this Agreement and in any event within thirty (30) days thereof, the Company, Pubco and SPAC shall reasonably cooperate and the Company and Pubco shall file with the ISA any required exemption or “no action” requests in connection with the issuance of the Merger Consideration, requesting the ISA to exempt or agree not to take any action against the parties in connection with any such issuance without a publication of a prospectus in accordance with the Israeli Securities Law (an “Israeli Prospectus” and any such exemption, the “ISA Offering Exemption” and, together with the 15D Exemption, the “ISA Exemptions”). The Company, Pubco and SPAC shall use their reasonable best efforts to respond promptly to comments from the ISA and to obtain the ISA Exemptions. The Company and Pubco, as applicable, shall provide to SPAC a copy of its application to obtain the 15D Exemption for SPAC’s prior review and comments and shall update SPAC and its counsel on any developments with respect to the application and any communications with the ISA in connection with the application and the review thereof and facilitate SPAC’s counsels’ involvement in such communications to the extent reasonably practicable. Each of Pubco, the Company and SPAC shall, and shall cause their respective counsels to, reasonably cooperate to obtain the ISA Offering Exemption and to facilitate each other such Party’s and its counsels’ involvement in all communications with and submission of documents and information to the ISA in connection with the application and receipt of the ISA Offering Exemption.

(b) The Company shall, immediately after the Closing, deliver the IIA Notice to the IIA.

6.23 Israeli Tax Rulings.

(a) As soon as reasonably practicable after the date of this Agreement, the Company shall instruct its Israeli counsel, advisors or accountants to prepare and file with the ITA, in full coordination with SPAC and SPAC’s Israeli counsel and tax advisors: (i) an application or applications for a ruling or rulings (or interim ruling or rulings) confirming that the Company Merger qualifies as a transaction governed by Section 104B of the Israeli Tax Ordinance and permitting deferral of any applicable Israeli Tax with respect to the Merger Consideration included in and covered by such ruling and pursuant to this Agreement, in accordance with the provisions of Section 104B of the Israeli Tax Ordinance until the sale, transfer or other conveyance for cash or such other date set forth in such ruling, which ruling may be subject to customary conditions regularly associated with such a ruling (the “Tax Ruling”); and, (ii) to the extent not otherwise included in the Tax Ruling, an application or applications for a ruling or rulings (A) confirming that the exchange of In-the-Money Company Options that are Section 102 Options or Section 3(i) Options for Pubco Ordinary Shares and the exchange of Section 102 Shares for Pubco Ordinary Shares deposited with the Section 102 Trustee shall not, in either case, constitute a violation of the requirements of Section 102, shall not be treated as a taxable event and that tax continuity shall apply with respect to such Pubco Ordinary Shares, provided, in each case, that Pubco Ordinary Shares are deposited with the Section 102 Trustee (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Israeli Option Tax Ruling”), and/or (B) exempting Pubco, the Exchange Agent, and their respective agents from any obligation to withhold Israeli Tax from the Merger Consideration payable or otherwise deliverable pursuant to the SPAC Merger or clarifying that no such obligation exists, or instructing Pubco, Exchange Agent and their respective agents on how such withholding is to be executed (the “SPAC Withholding Tax Ruling”). The Tax Ruling, the Israeli Option Tax Ruling and the SPAC Withholding Tax Ruling shall be referred to as the “Israeli Tax Rulings”.

(b) The Company and SPAC shall cause their respective Israeli counsel, advisors and accountants to coordinate all material activities, and to cooperate with each other, with respect to the preparation and filing of the applications for the Israeli Tax Rulings and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Tax Rulings. Subject to the terms and conditions hereof, the Company and Pubco shall use reasonable best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to obtain the Israeli Tax Rulings, as promptly as practicable, and shall inform SPAC and its Israeli advisors of the content of any discussions and meetings with the ITA relating thereto. For the avoidance of doubt, the Company and its legal and accounting Representatives shall not make any application to the ITA with respect to any matter relating to the Israeli Tax Rulings without first granting the SPAC and SPAC’s Israeli counsel and tax advisors reasonable opportunity to review, comment on and approve the draft application (which approval shall not be unreasonably withheld, delayed or conditioned), and the Company and its legal and accounting representatives shall enable the SPAC and SPAC’s Israeli counsel and tax advisors to participate in all discussions and meetings with the ITA relating thereto.

6.24 SPAC Merger Sub Formation and Joinder. As promptly as practicable following the date hereof (and in any event prior to the initial filing of the Registration Statement with the SEC), the Company shall cause the SPAC Merger Sub to be formed in the Cayman Islands solely for the purpose of engaging in the SPAC Merger and the other Transactions. When it is formed, SPAC Merger Sub shall be one-hundred percent (100%) owned solely by Pubco, a Target Company or a shareholder, officer or director of the Company (any of the foregoing, a “Permitted SPAC Merger Sub Owner”), and from its formation and through the Closing SPAC Merger Sub shall qualify as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act. Promptly after the Company receives the memorandum and articles of association following the formation of the SPAC Merger Sub from the Cayman Islands Registrar (and in any event within two (2) Business Days thereafter), the Company shall (i) cause SPAC Merger Sub to execute and deliver to the Parties a joinder agreement in the form attached hereto as Exhibit E (the “Joinder”), pursuant to which, among other things, SPAC Merger Sub shall (A) become a party to this Agreement as of the date thereof and (B) agree to be bound by the terms, covenants and other provisions of this Agreement applicable to SPAC Merger Sub under this Agreement and shall assume all rights and obligations applicable to SPAC Merger Sub hereunder, with the same force and effect as if originally named herein, and (ii) deliver to SPAC and the Company evidence of SPAC Merger Sub’s adoption and approval of this Agreement and the Transactions in form and substance reasonably acceptable to SPAC. Notwithstanding anything to the contrary contained in this Agreement, any reference in this Agreement to SPAC Merger Sub’s execution and delivery of this Agreement will mean SPAC Merger Sub’s execution and delivery of the Joinder, and any reference in this Agreement to any representation or warranty made by SPAC Merger Sub as of the date of this Agreement will mean any representation or warranty made by SPAC Merger Sub as of the date of its execution and delivery of the Joinder. The rights and obligations of SPAC Merger Sub under this Agreement shall not be effective until its execution and delivery of the Joinder. Without limiting the foregoing, notwithstanding anything to the contrary contained in this Agreement, in the event that prior to SPAC Merger Sub’s execution and delivery of the Joinder, a Party seeks to take an action, omission, waiver or amendment that requires the consent, approval or agreement of SPAC Merger Sub under this Agreement, the consent, approval or agreement of SPAC Merger Sub shall not be required for purposes of this Agreement to take such action, omission, waiver or amendment.

Article VII
CLOSING CONDITIONS

7.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company and SPAC of the following conditions:

(a) Required SPAC Shareholder Approval. The Shareholder Approval Matters that are submitted to the vote of the shareholders of SPAC at the SPAC Shareholder Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of SPAC at the SPAC Shareholder Meeting in accordance with the SPAC Charter, applicable Law and the Proxy Statement (the “Required SPAC Shareholder Approval”).

(b) Required Company Shareholder Approval. Either (i) the Company Shareholder Meeting shall have been held in accordance with the Israeli Companies Law and the Company’s Organizational Documents, or (ii) the Company shall have obtained a signed unanimous written consent of its shareholders in lieu of a meeting, where in either case, the requisite vote, consent or approval of the Company Shareholders (including any separate class or series vote, consent or approval that is required, whether pursuant to the Company’s Organizational Documents or otherwise) shall have authorized, approved and consented to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the Transactions (the “Required Company Shareholder Approval”).

(c) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(d) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the Transactions that are set forth on Schedule 7.1(d) shall have been obtained.

(e) Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the Transactions that are set forth in Schedule 7.1(e) shall have each been obtained or made.

(f) No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(g) Appointment to the Board. The members of the Post-Closing Pubco Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 6.16.

(h) Amended Pubco Organizational Documents. Prior to the Closing, Pubco shall have amended and restated its Organizational Documents to be in substantially the form of the Amended Pubco Organizational Documents.

(i) Foreign Private Issuer Status. Each of the Company and SPAC shall have received evidence reasonably satisfactory to such Party that Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act as of the Closing.

(j) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop Order or similar Order shall be in effect with respect to the Registration Statement.

(k) Nasdaq Listing. The Pubco Ordinary Shares to be issued in connection with the Transactions shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(l) Israeli Tax Rulings. The Israeli Tax Rulings shall have been obtained.

(m) ISA Exemptions. The ISA Exemptions shall have been obtained.

(n) Company Merger Proposal. At least fifty (50) days shall have elapsed after the filing of the Merger Proposal with the Companies Registrar and at least thirty (30) days shall have elapsed after the Company Shareholder Approval has been received.

7.2 Conditions to Obligations of the Company, Pubco and the Merger Subs. In addition to the conditions specified in Section 7.1, the obligations of the Company, Pubco and the Merger Subs to consummate the Transactions are subject to the satisfaction or written waiver (by the Company and Pubco) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of SPAC set forth in this Agreement and in any certificate delivered by or on behalf of SPAC pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, SPAC.

(b) Agreements and Covenants. Each of SPAC and the SPAC Representative shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to SPAC since the date of this Agreement which is continuing and uncured.

(d) Minimum Cash Condition. Upon the Closing, SPAC shall have an aggregate amount of (i) cash and cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of the Closing Redemption), that (ii) when added to the aggregate proceeds of all Transaction Financing (including the Bridge Financing), whether received by SPAC, Pubco or a Target Company, and (iii) after deducing all SPAC Expenses (including SPAC’s deferred Expenses of the IPO and deferred advisor fees and the fees owed to the Placement Agent and SPAC’s other expenses incurred in connection with the Transaction Financing) and SPAC’s cash liabilities (whether due as of or after the Closing) (such net amount of clauses (i), (ii) and (iii), the “Net Cash”) is at least equal to Twenty-Three Million U.S. Dollars ($23,000,000) (the condition set forth in this Section 7.2(d), the “Minimum Cash Condition”).

(e) Certain Ancillary Documents. The Sponsor Letter Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(f) Closing Deliveries.

(i) Officer Certificate. SPAC shall have delivered to the Company and Pubco a certificate, dated the Closing Date, signed by an executive officer of SPAC in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c) with respect to SPAC.

(ii) Secretary Certificate. SPAC shall have delivered to the Company and Pubco a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of SPAC’s Organizational Documents as in effect as of the Closing Date (immediately prior to the SPAC Merger Effective Time), (B) the resolutions of SPAC’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required SPAC Shareholder Approval has been obtained and (D) the incumbency of directors or officers authorized to execute this Agreement or any Ancillary Document to which SPAC is or is required to be a party or otherwise bound.

(iii) Good Standing. SPAC shall have delivered to the Company and Pubco a good standing certificate (or similar documents applicable for such jurisdictions) for SPAC certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of SPAC’s jurisdiction of organization and from each other jurisdiction in which SPAC is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Employment Agreements. The Company shall have received the Employment Agreements, in form and substance reasonably acceptable to SPAC and the Company, between each of the persons set forth on Schedule 6.20 and Pubco (or a Subsidiary thereof), each such Employment Agreement duly executed by such person.

(v) Amended Registration Rights Agreement. The Company shall have received a copy of the Amended Registration Rights Agreement, in form and substance reasonably acceptable to SPAC and the Company, duly executed by SPAC, the Sponsor and the IPO Underwriter.

7.3 Conditions to Obligations of SPAC. In addition to the conditions specified in Section 7.1, the obligations of SPAC to consummate the Transactions are subject to the satisfaction or written waiver (by SPAC) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company, Pubco and the Merger Subs set forth in this Agreement and in any certificate delivered by or on behalf of the Company, Pubco or a Merger Sub pursuant hereto shall be true and correct on and as of the date of this Agreement (or with respect to SPAC Merger Sub, as of the date of its execution and delivery of the Joinder) and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to the Company, Pubco or a Merger Sub.

(b) Agreements and Covenants. The Company, Pubco, the Merger Subs and the Seller Representative shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company or Pubco since the date of this Agreement which is continuing and uncured.

(d) Certain Ancillary Documents. SPAC shall have received a Lock-Up Agreement from each Locked-Up Company Security Holder that did not execute and deliver a Lock-Up Agreement at or prior to the execution of this Agreement, each such Lock-Up Agreement duly executed by Pubco and such Locked-Up Company Security Holder. Each of the Lock-Up Agreements and the Sponsor Letter Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e) SPAC Merger Sub Joinder. SPAC Merger Sub shall have been formed and shall have duly executed and delivered a Joinder to the Parties.

(f) Closing Deliveries.

(i) Officer Certificates. SPAC shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.3(a), 7.3(b) and 7.3(c). Pubco and each of the Merger Subs shall have delivered to SPAC a certificate, dated the Closing Date, signed by an executive officer of such Party in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.3(a), 7.3(b) and 7.3(c) with respect to such Party.

(ii) Secretary Certificates. The Company, Pubco and the Merger Subs shall each have delivered to SPAC a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Company Merger Effective Time), (B) the resolutions of its board of directors and shareholders authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, and (C) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound.

(iii) Good Standing. The Company shall have delivered to SPAC good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company, certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions. Pubco shall have delivered to SPAC good standing certificates (or similar documents applicable for such jurisdictions) for each of Pubco and the Merger Subs certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Pubco’s and the Merger Subs’ jurisdiction of organization and from each other jurisdiction in which Pubco or a Merger Sub is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Termination of Company Convertible Securities. SPAC shall have received evidence reasonably acceptable to SPAC that any issued and outstanding Company Convertible Securities have been either converted into Company Ordinary Shares prior to the Company Merger Effective Time or terminated, without any consideration, payment or Liability therefor.

(v) Employment Agreements. SPAC shall have received the Employment Agreements, in form and substance reasonably acceptable to SPAC and the Company, between each of the persons set forth on Schedule 6.20 and Pubco (or a Subsidiary thereof), each such Employment Agreement duly executed by such person.

(vi) Amended Registration Rights Agreement. SPAC shall have received a copy of the Amended Registration Rights Agreement, in form and substance reasonably acceptable to SPAC and the Company, duly executed by Pubco, the IPO Underwriter and the RRA Company Security Holders.

(vii) Termination of Certain Contracts. SPAC shall have received evidence reasonably acceptable to SPAC that the Contracts set forth on Schedule 7.3(f)(vii) involving any of the Target Companies and/or Company Security Holders or other Related Persons shall have been terminated with no further obligation or Liability of the Target Companies thereunder.

7.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, Pubco, a Merger Sub or the Seller Representative) to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article VIII
TERMINATION AND EXPENSES

8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of SPAC and the Company;

(b) by written notice by SPAC or the Company if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by December 24, 2025 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, Pubco, a Merger Sub or the Seller Representative) of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either SPAC or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company, Pubco, a Merger Sub or the Seller Representative) to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to SPAC, if (i) there has been a breach by SPAC or the SPAC Representative of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of SPAC shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to SPAC by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if at such time the Company, Pubco, a Merger Sub or the Seller Representative is in material uncured breach of this Agreement;

(e) by written notice by SPAC to the Company, if (i) there has been a breach by the Company, Pubco, a Merger Sub or the Seller Representative of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company by SPAC or (B) the Outside Date; provided, that SPAC shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if at such time SPAC or the SPAC Representative is in material uncured breach of this Agreement;

(f) by written notice by SPAC to the Company, if there shall have been a Material Adverse Effect on the Company or Pubco following the date of this Agreement which is uncured and continuing;

(g) by written notice by the Company to SPAC, if there shall have been a Material Adverse Effect on SPAC following the date of this Agreement which is uncured and continuing;

(h) by written notice from the Company to SPAC prior to obtaining the SPAC Shareholder Approval if the board of directors of SPAC shall have (i) made a Change in Recommendation or (ii) failed to include in the Proxy Statement the recommendation of the SPAC board of directors in favor of the Shareholder Approval Matters;

(i) by written notice by either SPAC or the Company to the other if the SPAC Shareholder Meeting is held (including any adjournment or postponement thereof) and has concluded, SPAC’s shareholders have duly voted, and the Required SPAC Shareholder Approval was not obtained;

(j) by written notice by either SPAC or the Company to the other if the Bridge Financing for at least $5,000,000 in gross proceeds to the Company has not been consummated on or before the thirtieth (30th) day following the date of this Agreement; provided, that if the Bridge Financing for at least $5,000,000 in gross proceeds to the Company is consummated after such thirty (30) day period, from and after the consummation of such Bridge Financing, each of SPAC and the Company shall no longer be entitled to terminate this Agreement pursuant to this Section 8.1(j); or

(k) by written notice by SPAC to the Company if SPAC's U.S. intellectual property counsel affirmatively concludes in connection with the FTO Opinion analysis that the products or technology of the Target Companies, as currently contemplated, are reasonably likely to materially infringe one or more valid and enforceable third-party U.S. Patents, where such infringement would reasonably be expected to result in a Material Adverse Effect on the Company, and the Company, after receiving written notice from SPAC of the preceding condition, fails to propose, within fifteen (15) days after receipt of such notice, a commercially reasonable mitigation plan to address such issues, which plan is reasonably acceptable to SPAC. For the avoidance of doubt, SPAC shall not be entitled to terminate this Agreement pursuant to this Section 8.1(k) (A) if SPAC notifies the Company in writing within thirty (30) days after the date of this Agreement in accordance with Section 6.1(a) that it will not seek the FTO Opinion, or (B) from and after the date that the FTO Opinion is delivered to SPAC, if such delivery occurs after such thirty (30) day period.

8.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 6.14, 6.15, 8.3, 9.1, Article X and this Section 8.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 9.1). Without limiting the foregoing, and except as provided in Sections 8.3 and this Section 8.2 (but subject to Section 9.1, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 10.9), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 8.1.

8.3 Fees and Expenses. Subject to Sections 6.18, and 9.1, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses; provided that SPAC and the Company shall each be responsible to pay for fifty percent (50%) of any registration fees and expenses (not including expenses of counsel or auditors to any party) related to the filing of the Registration Statement. Notwithstanding the foregoing, the Parties acknowledge that pursuant to the HSC Letter Agreement, the HSC Principals have agreed to pay for all fees and expenses incurred by or on behalf of the Target Companies for the Company’s United States securities counsel and PCAOB qualified auditor (collectively, the “Company DeSPAC Advisors”), and that such fees and expenses will not be borne by the Company, Pubco or SPAC or their respective Subsidiaries. Additionally, if the Closing occurs, SPAC shall be responsible for paying the fees of the Company’s Israeli counsel, up to a maximum amount of $275,000. This amount shall be included as SPAC Expenses and will be netted out of the Minimum Cash Condition

Article IX
WAIVERS AND Releases

9.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. Each of the Company, Pubco, the Merger Subs (with respect to SPAC Merger Sub, upon its execution and delivery of the Joinder) and the Seller Representative hereby represents and warrants that it has read the IPO Prospectus and understands that SPAC has established the Trust Account containing the proceeds of the IPO and the overallotment securities acquired by SPAC’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public shareholders (including overallotment securities acquired by SPAC’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, SPAC may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their SPAC Class A Ordinary Shares (or Pubco Ordinary Shares upon the SPAC Merger) in connection with the consummation of SPAC’s initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to SPAC’s Organizational documents to extend SPAC’s deadline to consummate a Business Combination, (b) to the Public Shareholders if SPAC fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO, subject to extension by amendment to the SPAC’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses, or (d) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, Pubco, the Merger Subs (with respect to SPAC Merger Sub, upon its execution and delivery of the Joinder) and the Seller Representative hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company, Pubco, the Merger Subs or the Seller Representative nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company, Pubco, the Merger Subs (with respect to SPAC Merger Sub, upon its execution and delivery of the Joinder) and the Seller Representative on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with SPAC or its Affiliates). Each of the Company, Pubco, the Merger Subs (with respect to SPAC Merger Sub, upon its execution and delivery of the Joinder) and the Seller Representative agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its Affiliates to induce SPAC to enter in this Agreement, and each of the Company, Pubco, the Merger Subs (with respect to SPAC Merger Sub, upon its execution and delivery of the Joinder) and the Sellers Representative further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company, Pubco, the Merger Subs or the Seller Representative or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against SPAC or its Representatives, each of the Company, Pubco, the Merger Subs (with respect to SPAC Merger Sub, upon its execution and delivery of the Joinder) and the Seller Representative hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company, Pubco, the Merger Subs or the Seller Representative or any of their respective Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, SPAC and its Representatives, as applicable, shall be entitled to recover from the Company, Pubco, the Merger Subs and the Seller Representative and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event SPAC or its Representatives, as applicable, prevails in such Action. This Section 9.1 shall survive termination of this Agreement for any reason and continue indefinitely.

Article X
MISCELLANEOUS

10.1 Survival. The representations and warranties of the Parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Parties pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against any of the Parties or their respective Representatives with respect thereto. The covenants and agreements made by the Parties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

10.2 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Parties under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

10.3 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to SPAC at or prior to the Closing, to:

Launch One Acquisition Corp
180 Grand Avenue, Suite 1530
Oakland, CA 94612, U.S.A.
Attn: Chris Ehrlich, Chief Executive Officer
Telephone No.: (415) 994-0582
E-mail: chris@launchpad.vc

with copies (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, U.S.A.
Attn: Matthew A. Gray, Esq. and
          Stuart Neuhauser, Esq.
Telephone No.: (212) 370-1300
E-mail: mgray@egsllp.com;
            sneuhauser@egsllp.com

and

Goldfarb Gross Seligman & Co.
One Azrieli Center, Round Tower
Tel Aviv, Israel 6701101
Attn: Aaron M. Lampert and Daniel Kahn
Telephone No.: 03-607-4444
E-mail: aaron.lampert@goldfarb.com;
             daniel.kahn@goldfarb.com

If to the SPAC Representative, to:

Launch One Sponsor LLC
c/o Launchpad Capital Management
180 Grand Avenue, Suite 1530
Oakland, CA 94612
Attn: Jurgen Van de Vyver
Telephone No.: (510) 200-8878
Email: jurgen@launchpad.vc

with copies (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, U.S.A.
Attn: Matthew A. Gray, Esq. and
          Stuart Neuhauser, Esq.
Telephone No.: (212) 370-1300
E-mail:mgray@egsllp.com;
            sneuhauser@egsllp.com

and

Goldfarb Gross Seligman & Co.
One Azrieli Center, Round Tower
Tel Aviv, Israel 6701101
Attn: Aaron M. Lampert and Daniel Kahn
Telephone No.: 03-607-4444
E-mail: aaron.lampert@goldfarb.com;
            daniel.kahn@goldfarb.com

If to the Company at or prior to the Closing, to:

Minovia Therapeutics Ltd.
3 HaSadna St.
Tirat Carmel, 3902603, Israel
Attn: Natalie Yivgi Ohana, Chief Executive Officer
Telephone No.: +972-545833727
E-mail: natalie@minoviatx.com

with copies (which will not constitute notice) to:

Bevilacqua PLLC
1050 Connecticut Avenue, NW, Suite 500
Washington, DC 20036
Attn: Louis A. Bevilacqua, Esq.
Telephone No.: (202) 869-0888 (ext. 100)
E-mail: lou@bevilacquapllc.com

and

Gornitzky & Co.
Vitania Tel-Aviv Tower
20 HaHarash Street,
Tel Aviv, Israel 6761310
Attn: Chaim Friedland and Timor Belan
Telephone No.: 03-710-9191
E-mail: friedland@gornitzky.com;
             timorb@gornitzky.com

If to the Seller Representative, to: Natalie Yivgi Ohana Minovia Therapeutics Ltd. 3 HaSadna St. Tirat Carmel, 3902603, Israel Telephone No.: +972-545833727 E-mail: natalie@minoviatx.com with copies (which will not constitute notice) to:

Bevilacqua PLLC
1050 Connecticut Avenue, NW, Suite 500
Washington, DC 20036
Attn: Louis A. Bevilacqua, Esq.
Telephone No.: (202) 869-0888 (ext. 100)
E-mail: lou@bevilacquapllc.com

and

Gornitzky & Co.
Vitania Tel-Aviv Tower
20 HaHarash Street,
Tel Aviv, Israel 6761310
Attn: Chaim Friedland and Timor Belan
Telephone No.: 03-710-9191
E-mail: friedland@gornitzky.com;
             timorb@gornitzky.com

If to Pubco or Company Merger Sub at or prior to the Closing, to:

c/o Minovia Therapeutics Ltd.
3 HaSadna St.
Tirat Carmel, 3902603, Israel
Attn: Natalie Yivgi Ohana, Chief Executive Officer
Telephone No.: +972-545833727
E-mail: natalie@minoviatx.com

with copies (which will not constitute notice) to:

Bevilacqua PLLC
1050 Connecticut Avenue, NW, Suite 500
Washington, DC 20036
Attn: Louis A. Bevilacqua, Esq.
Telephone No.: (202) 869-0888 (ext. 100)
E-mail: lou@bevilacquapllc.com

and

Gornitzky & Co.
Vitania Tel-Aviv Tower
20 HaHarash Street,
Tel Aviv, Israel 6761310
Attn: Chaim Friedland and Timor Belan
Telephone No.: 03-710-9191
E-mail: friedland@gornitzky.com;
             timorb@gornitzky.com

If to SPAC Merger Sub at or prior to the Closing, to: such address as set forth in the Joinder.

If to Pubco or any Surviving Subsidiary after the Closing, to:

Mito US One Ltd.
3 HaSadna St.
Tirat Carmel, 3902603, Israel
Attn: Natalie Yivgi Ohana, Chief Executive Officer
Telephone No.: +972-545833727
E-mail: natalie@minoviatx.com

with copies (which will not constitute notice) to:

Bevilacqua PLLC
1050 Connecticut Avenue, NW, Suite 500
Washington, DC 20036
Attn: Louis A. Bevilacqua, Esq.
Telephone No.: (202) 869-0888 (ext. 100)
E-mail: lou@bevilacquapllc.com

and

Gornitzky & Co.
Vitania Tel-Aviv Tower
20 HaHarash Street,
Tel Aviv, Israel 6761310
Attn: Chaim Friedland and Timor Belan
Telephone No.: 03-710-9191
E-mail: friedland@gornitzky.com;
             timorb@gornitzky.com

and

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, U.S.A.
Attn: Matthew A. Gray, Esq. and
         Stuart Neuhauser, Esq.
Telephone No.: (212) 370-1300
E-mail: mgray@egsllp.com;
             sneuhauser@egsllp.com

and

Goldfarb Gross Seligman & Co.
One Azrieli Center, Round Tower
Tel Aviv, Israel 6701101
Attn: Aaron M. Lampert and Daniel Kahn
Telephone No.: 03-607-4444
E-mail: aaron.lampert@goldfarb.com;
daniel.kahn@goldfarb.com

10.4 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of SPAC, Pubco, the Company and the Representative Parties, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

10.5 Third Parties. Except for the rights of the HSC Principals to designate two directors to the Post-Closing Pubco Board under Section 6.16(a), of the D&O Indemnified Persons set forth in Section 6.17 and of each of EGS, the Seller Law Firms and the Sponsor under Section 10.16, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

10.6 Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 10.6) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 10.6. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of Delaware. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in the State of Delaware. The language of the arbitration shall be English.

10.7 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware, without regard to the conflict of laws principles thereof. Subject to Sections 1.13 and 10.6, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Chancery Court of the State of Delaware (or, if such court lacks subject matter jurisdiction, in any appropriate Delaware State or federal court) (or in any appellate court thereof) (the “Specified Courts”). Subject to Sections 1.13 and 10.6, each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 10.3. Nothing in this Section 10.7 shall affect the right of any Party to serve legal process in any other manner permitted by Law. Notwithstanding the foregoing, (i) the provisions related to the matters set forth in Article I that relate to the effectuation of the Company Merger, and all other provisions of this Agreement that are expressly or otherwise required to be governed by the Laws of the State of Israel shall be exclusively governed by the Laws of the State of Israel, and (ii) the provisions related to the matters set forth in Article I that relate to the effectuation of the SPAC Merger, and all other provisions of this Agreement that are expressly or otherwise required to be governed by the Laws of the Cayman Islands shall be exclusively governed by the Laws of the Cayman Islands.

10.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.8.

10.9 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

10.10 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

10.11 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by SPAC, Pubco and the Company.

10.12 Waiver. Each of SPAC, the Company and Pubco on behalf of itself and its Affiliates, the SPAC Representative on behalf of itself and Pubco to the extent provided in this Agreement, and the Seller Representative on behalf of itself and the Company Shareholders to the extent provided in this Agreement, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing by Pubco or SPAC shall also require the prior written consent of the SPAC Representative.

10.13 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

10.14 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP or IFRS, as applicable, based on the accounting principles used by the applicable Person; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; (k) the term “Dollars” or “$” means United States dollars; and (l) all references to numbers of shares or other securities in this Agreement shall be interpreted to refer to such numbers on a post-stock split, combination, recapitalization, or similar transaction basis, as applicable. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to SPAC or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of SPAC and its Representatives and SPAC and its Representatives have been given access to the electronic folders containing such information.

10.15 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.16 Legal Representation.

(a) The Parties agree that, notwithstanding the fact that EGS, Goldfarb Gross Seligman and Ogier (Cayman) LLP (together, the “SPAC Law Firms”) may have, prior to Closing, jointly represented SPAC, the SPAC Representative and/or the Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented SPAC, the SPAC Representative, the Sponsor and/or their respective Affiliates in connection with matters other than the Transactions, the SPAC Law Firms will be permitted in the future, after the Closing, to represent the SPAC Representative, the Sponsor or their respective Affiliates in connection with matters in which such Persons are adverse to Pubco, SPAC or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, Pubco, the Merger Subs and the Seller Representative, who are or have the right to be represented by independent counsel in connection with the Transactions, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with a SPAC Law Firm’s future representation after the Closing of one or more of the SPAC Representative, the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of Pubco, the Surviving Subsidiaries and/or the Seller Representative or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by such SPAC Law Firm of SPAC, the SPAC Representative, the Sponsor or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the SPAC Representative and the Sponsor shall be deemed the clients of the SPAC Law Firms with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to, and shall be controlled by, the SPAC Representative and the Sponsor and shall not pass to or be claimed by Pubco or the Surviving Subsidiaries or their respective Affiliates; provided, further, that nothing contained herein shall be deemed to be a waiver by SPAC or any of its Affiliates (including, after the SPAC Merger Effective Time, Pubco, the Surviving Subsidiaries and their respective Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b) The Parties agree that, notwithstanding the fact that Bevilacqua PLLC, Gornitzky & Co. and Ogier (Cayman) LLP in its capacity as Cayman Islands deal counsel (together, the “Seller Law Firms”) may have, prior to the Closing, jointly represented the Company, Pubco, the Merger Subs, the Seller Representative and the Company Shareholders in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented the Company and/or its Affiliates in connection with matters other than the Transactions, the Seller Law Firms will be permitted in the future, after the Closing, to represent the Seller Representative, the Company Shareholders or their respective Affiliates in connection with matters in which such Persons are adverse to the Pubco or the Surviving Subsidiaries or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. Each of SPAC and the SPAC Representative, who is or has the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agrees, in advance, to waive (and to cause its Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with a Seller Law Firm’s future representation after the Closing of one or more of the Seller Representative, the Company Shareholders or their respective Affiliates in which the interests of such Person are adverse to the interests of Pubco, the Surviving Subsidiaries or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by such Seller Law Firm of the Company, Pubco, the Merger Subs, the Seller Representative, the Company Shareholders or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Seller Representative and the Company Shareholders shall be deemed the clients of the Seller Law Firms with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to, and be controlled by, the Seller Representative and the Company Shareholders, and shall not pass to or be claimed by Pubco or a Surviving Subsidiary; provided, further, that nothing contained herein shall be deemed to be a waiver by the Company or any of its Affiliates (including, after the Company Merger Effective Time, Pubco, the Surviving Subsidiaries and their respective Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

10.17 SPAC Representative.

(a) Each of SPAC and Pubco, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints the Sponsor, in the capacity as the SPAC Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) controlling and making any determinations with respect to whether any Triggering Events have occurred and Earnout Shares are to be issued under Section 1.13; (ii) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the SPAC Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “SPAC Representative Documents”); (iii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any SPAC Representative Documents; (iv) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the SPAC Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the SPAC Representative and to rely on their advice and counsel; (v) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other out-of-pocket fees and expenses allocable or in any way relating to such transaction; and (vi) otherwise enforcing the rights and obligations of any such Persons under any SPAC Representative Documents, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the Parties acknowledge that the SPAC Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of SPAC Securities and Pubco Securities (other than the Company Security Holders immediately prior to the Company Merger Effective Time and their respective successors and assigns). All decisions and actions by the SPAC Representative, including any agreement between the SPAC Representative and the Seller Representative, shall be binding upon the SPAC, Pubco, and their respective Subsidiaries, successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 10.17 are irrevocable and coupled with an interest. The SPAC Representative hereby accepts its appointment and authorization as the SPAC Representative under this Agreement.

(b) The SPAC Representative shall not be liable for any act done or omitted under any SPAC Representative Document as the SPAC Representative while acting in good faith and without willful misconduct or gross negligence in accordance with the express terms of this Agreement, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Pubco and the SPAC shall jointly and severally indemnify, defend and hold harmless the SPAC Representative from and against any and all Losses incurred without gross negligence, bad faith or willful misconduct on the part of the SPAC Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the SPAC Representative’s duties under any SPAC Representative Document, including the reasonable fees and expenses of any legal counsel retained by the SPAC Representative. In no event shall the SPAC Representative in such capacity be liable under or in connection with any SPAC Representative Document for any indirect, punitive, special or consequential damages. The SPAC Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the SPAC Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the SPAC Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Pubco and SPAC, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the SPAC Representative may deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the SPAC Representative under this Section 10.17 shall survive the Closing and continue indefinitely.

(c) The Person serving as the SPAC Representative may resign upon ten (10) days’ prior written notice to Pubco, SPAC, the Company and the Seller Representative, provided, that the SPAC Representative appoints in writing a replacement SPAC Representative, subject to the prior written approval of Pubco (not to be unreasonably withheld, delayed or conditioned). Each successor SPAC Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original SPAC Representative, and the term “SPAC Representative” as used herein shall be deemed to include any such successor SPAC Representatives.

10.18 Seller Representative.

(a) Each Company Shareholder, by delivery of a Letter of Transmittal, on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints Natalie Yivgi-Ohana, in the capacity as the Seller Representative, as the true and lawful agent and attorney-in-fact of such Persons with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Ancillary Documents to which the Seller Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Seller Representative Documents”), as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under the Seller Representative Documents, including: (i) controlling and making any determinations with respect to whether any Triggering Events have occurred and Earnout Shares are to be issued under Section 1.13; (ii) terminating, amending or waiving on behalf of such Person any provision of any Seller Representative Document (provided, that any such action, if material to the rights and obligations of the Company Shareholders in the reasonable judgment of the Seller Representative, will be taken in the same manner with respect to all Company Shareholders unless otherwise agreed by each Company Shareholder who is subject to any disparate treatment of a potentially material and adverse nature); (iii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Seller Representative Document; (iv) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Seller Representative and to rely on their advice and counsel; (v) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable fees and expenses allocable or in any way relating to such transaction, whether incurred prior or subsequent to Closing; (vi) receiving all or any portion of the consideration provided to the Company Shareholders under this Agreement and to distribute the same to the Company Shareholders in accordance with their Pro Rata Share or Earnout Pro Rata Portion, as applicable; and (vii) otherwise enforcing the rights and obligations of any such Persons under any Seller Representative Document, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Seller Representative, including any agreement between the Seller Representative and the SPAC Representative, shall be binding upon each Company Shareholder and their respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 10.18 are irrevocable and coupled with an interest. The Seller Representative hereby accepts its appointment and authorization as the Seller Representative under this Agreement.

(b) Any other Person, including the SPAC Representative, Pubco, SPAC and the Company may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of the Company Shareholders under any Seller Representative Documents. The SPAC Representative, Pubco, SPAC and the Company shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (i) the settlement of any disputes with respect to whether the Triggering Events have occurred pursuant to Section 1.13; (ii) any payment instructions provided by the Seller Representative or (iii) any other actions required or permitted to be taken by the Seller Representative hereunder, and no Company Shareholder shall have any cause of action against the SPAC Representative, SPAC, the Company for any action taken by any of them in reliance upon the instructions or decisions of the Seller Representative. The SPAC Representative, Pubco, SPAC, the Company shall not have any Liability to any Company Shareholder for any allocation or distribution among the Company Shareholders by the Seller Representative of payments made to or at the direction of the Seller Representative. All notices or other communications required to be made or delivered to a Company Shareholder under any Seller Representative Document shall be made to the Seller Representative for the benefit of such Company Shareholder, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Company Shareholder with respect thereto. All notices or other communications required to be made or delivered by a Company Shareholder shall be made by the Seller Representative (except for a notice under Section 10.18(d) of the replacement of the Seller Representative).

(c) The Seller Representative will act for the Company Shareholders on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Company Shareholders, but the Seller Representative will not be responsible to the Company Shareholders for any Losses that any Company Shareholder may suffer by reason of the performance by the Seller Representative of the Seller Representative’s duties under this Agreement, other than Losses arising from the bad faith, gross negligence or willful misconduct by the Seller Representative in the performance of its duties under this Agreement. From and after the Closing, Pubco shall jointly and severally with the Company Shareholders indemnify, defend and hold the Seller Representative harmless from and against any and all Losses reasonably incurred without gross negligence, bad faith or willful misconduct on the part of the Seller Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Seller Representative’s duties under any Seller Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Seller Representative. In no event shall the Seller Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Seller Representative shall not be liable for any act done or omitted under any Seller Representative Document as the Seller Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Seller Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Seller Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Seller Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Company prior to the Closing, and the Company and Pubco following the Closing, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Seller Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Seller Representative under this Section 10.18 shall survive the Closing and continue indefinitely.

(d) If the Seller Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Company Shareholders, then the Company Shareholders shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Seller Representative (by vote or written consent of the Company Shareholders holding in the aggregate a Pro Rata Share in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify the SPAC Representative, Pubco and the SPAC in writing of the identity of such successor. Any such successor so appointed shall become the “Seller Representative” for purposes of this Agreement.

Article XI
DEFINITIONS .

11.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

“Accounting Principles” means in accordance with IFRS as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Target Companies in the preparation of the latest audited Company Financials.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of SPAC prior to the Closing.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the Voting Agreements, the Lock-Up Agreements, the Sponsor Letter Agreement, the Pubco Amended Organizational Documents, the Joinder and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement, including the Employment Agreements, the Amended Registration Rights Agreement and any Financing Agreements.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase, phantom equity, stock option, stock purchase, restricted stock, restricted stock unit or other equity-based compensation plan, employment, independent contractor, director or consulting, severance, transaction, retention or termination pay, holiday, vacation, sick or other bonus plan or practice, hospitalization or other medical, dental, vision, welfare, fringe benefit or life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee, independent contractor, consultant, director or other service provider or terminated employee, independent contractor, consultant, director or other service provider of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Biologics License Application” means a comprehensive submission to the FDA requesting approval to introduce, or deliver for introduction, a biologic product into interstate commerce in the United States.

“Business Day” means any day other than a Friday, Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, the Cayman Islands or Tel Aviv, Israel are authorized to close for business; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Cayman Islands Companies Act” means the Companies Act (Revised) of the Cayman Islands.

“Cayman Islands Registrar” means the Registrar of Companies of the Cayman Islands.

“Change of Control” means: (a) any acquisition after the Closing Date by any Person or group of Persons (that is not an Affiliate of Pubco) of beneficial ownership (as defined in Section 13(d) of the Exchange Act) of Pubco equity interests that, with Pubco equity interests already held by such Person or group of Persons, constitutes more than 50% of the total voting power of Pubco’s equity interests; provided, that for the avoidance of doubt, for purposes of this subsection, the acquisition of additional equity securities of Pubco (other than with respect to an acquisition that results in a Person or group of Persons (that is not an Affiliate of Pubco) owning 100% of the outstanding capital stock of Pubco) (i) by any Person or group of Persons who, prior to such acquisition, beneficially owns more than 50% of the total voting power of the equity interests of Pubco, (ii) as a result of the issuance of any Earnout Shares or (iii) pursuant to a distribution by Sponsor or Original Sponsor or their respective Affiliates to their respective equityholders will not be considered a Change of Control; or (b) any acquisition after the Closing Date of Pubco by another Person by means of (i) any transaction or series of related transactions (including any reorganization, merger, or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of Pubco), or (ii) a sale of all or substantially all of the assets of Pubco and its Subsidiaries, taken as a whole, if, in case of either clause (i) or clause (ii), the equity interests of Pubco outstanding immediately before such transaction, series of related transactions or sale will immediately after such transaction, series of related transactions or sale, represent less than 50% of the total voting power of the surviving or acquiring entity.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Representatives furnished in connection with this Agreement or the Transactions; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by SPAC, the SPAC Representative or their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by or on behalf of the Company or its Representatives to SPAC, the SPAC Representative or their respective Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, the Company Options, the Company SAFEs and any other options, warrants or rights to subscribe for or purchase any capital shares of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the Company. For the avoidance of doubt, Company Convertible Securities shall include any securities, rights and/or profits interests, issued by any Affiliate, plan, holding company, or other entity which, directly or indirectly, holds Company Securities, and which can cause the revaluation, valuation, issuance, profits or payment compensation in connection with, or conversion, exercise or exchange of, any Company Securities.

“Company Equity Plan” means the Company’s 2021 Equity Based Incentive Plan.

“Company Option” means each outstanding and unexercised option to purchase Company Ordinary Shares, whether or not then vested or fully exercisable, granted prior to the Company Merger Effective Time to any current or former, consultant, employee, officer, director or other service provider of the Company and/or its Affiliate, pursuant to the Company Equity Plan

“Company Ordinary Shares” means the ordinary shares, of nominal value NIS 0.1 (ten Israeli Agorot) per share, of the Company.

“Company SAFE” means a Simple Agreement for Future Equity of the Company, pursuant to which an investor has provided capital to the Company in exchange for the right to receive equity in the Company upon the occurrence of certain events, such as a financing round or a liquidity event, as more fully described in the applicable Company SAFE.

“Company Securities” means, collectively, the Company Ordinary Shares, the Company Options, the Company SAFEs and the other Company Convertible Securities.

“Company Security Holders” means, collectively, the holders of Company Securities.

“Company Shareholders” means, collectively, the holders of Company Ordinary Shares.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Earnout Pro Rata Portion” means, with respect to each Eligible Earnout Recipient, the portion of the Earnout Shares allocated to such Eligible Earnout Recipient, which shall be equal to (i) the number of Pubco Ordinary Shares then held by such Eligible Earnout Recipient that were received as Merger Consideration in exchange for Company Ordinary Shares, In-the-Money Company Options and Company SAFEs (or that were Excluded Transfers where the transferee has not transferred any of the foregoing other than pursuant to another Excluded Transfer, ), divided by (ii) the total number of Pubco Ordinary Shares received as Merger Consideration in exchange for Company Ordinary Shares, In-the-Money Company Options and Company SAFEs that are then held by all Eligible Earnout Recipients at the time the applicable Triggering Event occurs.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Actions, Orders, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Transfer” means any transfer by an Eligible Earnout Recipient to an Affiliate or a Permitted Transferee (as such term is defined in the Lock-Up Agreement in the form attached as Exhibit B hereto) of such Eligible Earnout Recipient.

“FDA” means the U.S. Food and Drug Administration.

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“Fully-Diluted Company Shares” means the sum of (i) total number of issued and outstanding Company Ordinary Shares, plus (ii) the total number of Company Ordinary Shares underlying all outstanding In-the-Money Company Options (treating such In-the-Money Company Options) as fully vested and as if the In-the-Money Company Options had been exercised in accordance with their terms (and assuming no cashless exercise) as of the Closing), plus (iii) the total number of Company Ordinary Shares underlying all outstanding Company SAFEs.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign (including Israeli) or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“GRA” means a gain recognition agreement.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Health Care Law” means any and all applicable criminal or civil health care Laws, including the U.S. federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), Stark Law (42 U.S.C. § 1320a-7b(f)), the Israeli Public Health Ordinance – 1940, the Israeli National Insurance Law – 1995, the Israeli National Health Insurance Law – 1994; the Israeli Patients’ Rights Law – 1996, and any other state or federal or foreign Laws that govern activities in the healthcare industry.

“IFRS” means international financial reporting standards as adopted by the International Accounting Standards Board.

“IIA” shall mean the Israel Innovation Authority.

“IIA Notice” shall mean a written notice of the Company to the IIA regarding the change in ownership of the Company effected as a result of the Company Merger, required to be submitted to the IIA in connection with the Company Merger in accordance with the Israeli Encouragement of Research, Development and Technological Innovation in the Industry Law, 5744-1984, and the IIA’s regulations.

“IMOH” means the Israeli Ministry of Health and any other Government Authority with jurisdiction over pharmaceuticals or health in Israel.

“In-the-Money Company Option” means a Company Option with an exercise price less than the Per Share Price.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP or IFRS (a applicable to such Person), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Independent Expert” shall mean a mutually acceptable independent (i.e., no prior material business relationship with any Party for the prior two (2) years) expert accounting firm appointed by the SPAC Representative and the Seller Representative, which appointment will be made no later than ten (10) Business Days after the Independent Expert Notice Date; provided, that if the Independent Expert does not accept its appointment or if the Representative Parties cannot agree on the Independent Expert, in either case within twenty (20) Business Days after the Independent Expert Notice Date, either Representative Party may require, by written notice to the other Representative Party, that the Independent Expert be selected by the regional office of the AAA covering the State of Delaware in accordance with the AAA’s procedures. The parties agree that the Independent Expert will be deemed to be independent even though a Party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types described in Section 1.13(e).

“Independent Expert Notice Date” means the date that a Representative Party receives written notice under Section 1.13(d) from the other Representative Party referring such dispute to the Independent Expert.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Interim Investment Amount” means an amount equal to the aggregate net cash proceeds actually received by the Target Companies after the date of this Agreement and prior to the Closing Date from the Bridge Financing or any Additional Transaction Financing.

“Internet Assets” means any and all domain name registrations, web sites, web addresses, business media and social media accounts and all related rights, items and documentation related thereto, and applications for registration therefor.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of SPAC Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of SPAC, dated as of July 11, 2024, and filed with the SEC on July 12, 2024 (File No. 333-280188).

“IPO Underwriter” means Cantor Fitzgerald & Co., a New York general partnership.

“ISA” means the Israel Securities Authority.

“Israeli Companies Law” means the Israeli Companies Law, 5759-1999, and all the regulations, rules and orders promulgated thereunder, as amended.

“Israeli Securities Law” means the Israeli Securities Law, 5728-1968, and all the regulations, rules and orders promulgated thereunder, as amended.

“Israeli Tax Ordinance” means the Israeli Income Tax Ordinance (New Version), 5721-1961, as may be amended from time to time.

“ITA” shall mean the Israel Tax Authority.

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of any Target Company, after reasonable inquiry, or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign (including Israeli) or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority, including all Health Care Laws.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, IFRS or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Losses” means any and all losses, Actions, Orders, Liabilities, damages, Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses).

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, customer relationships, operations, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in applicable Laws or in IFRS, GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) (including the Russian invasion of the Ukraine or any surrounding countries), natural disaster or any outbreak or continuation of an epidemic or pandemic, including the effects of any Governmental Authority or other third-party responses thereto; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi), with respect to SPAC, the consummation and effects of any Redemption; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants worldwide in the industries (but for the avoidance of doubt, not the geographies) in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to SPAC, the amount of any Redemption or the failure to obtain the Required SPAC Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to SPAC.

“Nasdaq” means the Nasdaq Stock Market LLC, and includes either the Nasdaq Global Market or the Nasdaq Capital Market, as applicable to the relevant listing.

“NIS” means New Israeli Shekel.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended, together with any related shareholders’ agreements or similar agreements relating to the governance or ownership of such Person.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Per Share Price” means an amount equal to (i) the sum of (A) the Merger Consideration, plus (B) the aggregate amount of the exercise prices for all Company Ordinary Shares under In-the-Money Company Options in accordance with their terms (and assuming no cashless exercise) that are outstanding as of the Closing, divided by (ii) the Fully-Diluted Company Shares as of the Closing.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person, including Permits issuable by the FDA and the IMOH.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Pro Rata Share” means with respect to each Company Security Holder, a fraction expressed as a percentage, equal to (i) as of the Closing, (A) the number of Company Ordinary Shares held by such Company Security Holder, plus (B) the number of Company Ordinary Shares underlying In-the-Money Company Options held by such Company Security Holder, plus (C) the number of Company Ordinary Shares underlying Company SAFEs held by such Company Security Holder, divided by (ii) the Fully-Diluted Company Shares as of the Closing.

“Pubco Ordinary Shares” means the ordinary shares, no par value, of Pubco, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Pubco Preference Shares” means the preference shares, no par value, of Pubco.

“Pubco Private Warrant” means one whole non-redeemable warrant entitling the holder thereof to purchase one (1) Pubco Ordinary Share at a purchase price of $11.50 per share, which warrants will be issued by Pubco in the SPAC Merger in exchange for the SPAC Private Warrants.

“Pubco Public Warrant” means one whole redeemable warrant entitling the holder thereof to purchase one (1) Pubco Ordinary Share at a purchase price of $11.50 per share, which warrants will be issued by Pubco in the SPAC Merger in exchange for the SPAC Public Warrants.

“Pubco Securities” means the Pubco Ordinary Shares, the Pubco Preference Shares and the Pubco Warrants, collectively.

“Pubco Warrants” means Pubco Private Warrants and Pubco Public Warrants, collectively.

“Redemption Price” means an amount equal to the price at which each SPAC Class A Ordinary Share (or after the SPAC Merger, each Pubco Ordinary Share) is redeemed or converted pursuant to the Closing Redemption.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of July 11, 2024, by and among SPAC, the Sponsor and the IPO Underwriter.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Requisite Majority” means the votes required to obtain the Required Company Shareholder Approval.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Section 102” shall mean section 102 of the Israeli Tax Ordinance.

“Section 102 Options” shall mean Options granted and subject to tax under Sections 102(b)(2) or (3) of the Israeli Tax Ordinance.

“Section 102 Shares” shall mean Company Ordinary Shares issued upon the exercise of Section 102 Options or granted subject to tax under Sections 102(b)(2) or 102(b)(3) (if applicable) of the Israeli Tax Ordinance and held by the Section 102 Trustee pursuant to the Israeli Tax Ordinance.

“Section 102 Trustee” shall means IBI Trust Management, Israeli company number 515020428, which serves as the trustee of the Company’s equity incentive plan and the awards granted thereunder pursuant to Sections 102(b)(2) or (3) of the Israeli Tax Ordinance.

“Section 3(i) Options” shall mean Company Options granted and subject to tax under Section 3(i) of the Israeli Tax Ordinance.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“SPAC Charter” means the amended and restated memorandum and articles of association of SPAC, as amended and in effect under the Cayman Islands Companies Act; provided, that references herein to the SPAC Charter for periods after the SPAC Merger Effective Time includes the memorandum and articles of association of the SPAC Surviving Company.

“SPAC Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Confidential Information” means all confidential or proprietary documents and information concerning SPAC or any of its Representatives; provided, however, that SPAC Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, Pubco, a Merger Sub, the Seller Representative or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by or on behalf of SPAC or its Representatives to the Company, Pubco, a Merger Sub, the Seller Representative or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such SPAC Confidential Information. For the avoidance of doubt, from and after the Closing, SPAC Confidential Information will include the confidential or proprietary information of the Target Companies.

“SPAC Ordinary Shares” means the SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares.

“SPAC Preference Shares” means the preference shares, par value $0.0001 par value per share, of SPAC.

“SPAC Private Warrants” means the warrants issued in a private placement to the Sponsor and the IPO Underwriter by SPAC at the time of the consummation of the IPO, entitling the holder thereof to purchase one (1) SPAC Class A Ordinary Share per warrant at a purchase price of $11.50 per share.

“SPAC Public Warrants” means one whole redeemable warrant of which one-half (1/2) was included as part of each SPAC Unit, entitling the holder thereof to purchase one (1) SPAC Class A Ordinary Share at a purchase price of $11.50 per share.

“SPAC Securities” means the SPAC Units, the SPAC Ordinary Shares, the SPAC Preference Shares and the SPAC Warrants, collectively.

“SPAC Units” means the units issued in the IPO (including overallotment units acquired by SPAC’s underwriter) consisting of one (1) SPAC Class A Ordinary Share and one-half (1/2) of one redeemable SPAC Public Warrant.

“SPAC Warrants” means SPAC Private Warrants and SPAC Public Warrants, collectively.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” (or “Tax”) means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, Medicare, social security and related contributions due in relation to the payment of compensation to employees (including Bituach Leumi and Bituach Briyut), excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, linkage differentials and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which Pubco Ordinary Shares are actually traded on the principal securities exchange or securities market on which Pubco Ordinary Shares are then traded.

“Trading Price” means, on any Trading Day after the Closing, the VWAP for Pubco Ordinary Shares for such Trading Day.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury, as such regulations may be amended from time to time (including any successor regulations).

“Trust Account” means the trust account established by SPAC with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of July 11, 2024, as it may be amended (including to accommodate the SPAC Merger), by and between SPAC and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“Valid Tax Certificate” shall mean a valid certificate, ruling or any other written instructions regarding Tax withholding, issued by the ITA in customary form and substance reasonably satisfactory to the Pubco or Exchange Agent, that is applicable to the payments to be made to any Israeli Payee pursuant to this Agreement stating that no withholding, or reduced withholding, of Israeli Tax is required with respect to such payment or providing any other instructions regarding Tax withholding. A general certificate issued by the ITA pursuant to the Israeli Income Tax Regulations (Withholding from Payments for Services or Assets), 5737-1977, will not constitute a Valid Tax Certificate.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded each day as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the day, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such day, then the closing price for such day. If the VWAP (or closing price) cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested independent directors on the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any share dividend, share split, share combination, recapitalization or other similar transaction during such period.

11.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section	Term	Section
15D Exemption	6.22(a)	Company Benefit Plan	5.19(a)
2023/2022 Audited Financials	5.7(a)	Company Certificate of Merger	1.3
AAA Procedures	10.6	Company Certificates	1.14(a)
Accounts Receivable	5.7(f)	Company DeSPAC Advisors	8.3
Acquisition Proposal	6.6(a)	Company Disclosure Schedules	Article V
Additional Financing Agreements	6.19(b)	Company Financials	5.7(a)
Additional Transaction Financing	6.19(b)	Company IP	5.13(d)
Agreement	Preamble	Company IP Licenses	5.13(a)
Alternative Transaction	6.6(a)	Company Material Contract	5.12(a)
Amended Pubco Organizational		Company Merger	Recitals
Documents	1.7	Company Merger Effective Time	1.3
Amended Registration Rights		Company Merger Sub	Preamble
Agreement	Recitals	Company Permits	5.10
Antitrust Laws	6.9(b)	Company Personal Property Leases	5.16
Audited Financials	5.7(a)	Company Plan of Merger	1.3
Bridge Financing	6.19(a)	Company Real Property Leases	5.15
Bridge Financing Agreements	6.19(a)	Company Registered IP	5.13(a)
Bridge Financing Investors	6.19(a)	Company Shareholder Meeting	6.13(a)
Business Combination	9.1	Company Surviving Subsidiary	1.1
CCOD	6.19(a)	D&O Indemnified Persons	6.17(a)
CFO	1.13(c)	D&O Tail Insurance	6.17(b)
Change of Control Earnout Statement	1.13(c)	Dispute	10.6
Change of Control Price	1.13(b)	Earnout Milestones	1.13(a)(ii)
Change in Recommendation	6.11(b)	Earnout Period	1.13(a)
Clinical Milestone	1.13(a)(ii)	Earnout Shares	1.13(a)
Closing	2.1	Earnout Statements	1.13(c)
Closing Date	2.1	Effective Time	1 3
Closing Filing	6.14(b)	EGS	2 1
Closing Press Release	6.14(b)	Eligible Earnout Recipient	1.13(h)
Closing Redemption	6.11(a)	Employment Agreements	6.20
Closing Statement	1.12	Enforceability Exceptions	3.2
Companies Registrar	1.3	Environmental Permits	5.20(a)
Company	Preamble	Exchange Agent	1.16(b)

Term	Section	Term	Section
Expenses	6 .18	Pharmaceutical Product	5 .24(a)
Extension	6.3(b)(iv)	Post-Closing Pubco Board	6.16(a)
Extension Redemption	3.5(b)	Proxy Statement	6.11(a)
FDCA	5.24(a)	Pubco	Preamble
Federal Securities Laws	6.7	Pubco 5% Shareholder	6.12(c)
Financing Agreements	6.19(b)	Pubco Equity Plan	6.11(a)
FTO Opinion	6.1(a)	Public Certifications	3.6(a)
HSC Letter Agreement	Recitals	Public Shareholders	9.1
HSC Principals	Recitals	Recommendation Change Notice	6.11(b)
Intended Tax Treatment	1.15	Redemption	3.5(b)
Interim Reviewed Financials	5.7(a)	Registration Statement	6.11(a)
Interim Period	6.1(a)	Related Person	5.21
ISA Exemptions	6.22(a)	Released Claims	9.1
ISA Offering Exemption	6.22(a)	Representative Party	Preamble
Israeli Option Tax Ruling	6.23(a)	Required Company Shareholder
Israeli Payee	1.16(a)	Approval	7.1(b)
Israeli Prospectus	6.22(a)	Required SPAC Shareholder
Israeli Tax Rulings	6.23(a)	Approval	7.1(a)
Joinder	6.24	Resolution Period	10.6
Letter of Transmittal	1.14(a)	RRA Company Security Holders	Recitals
Listing Application	6.21	SEC Reports	3.6(a)
Lock-Up Agreements	Recitals	Section 14 Arrangement	5.18(c)
Locked-Up Company Securityholders	Recitals	Seller Law Firms	10.16(b)
Lost Certificate Affidavit	1.14(d)	Seller Representative	Preamble
Material Contractor	5.18(d)	Seller Representative Documents	10.18(a)
Merger Certificates	1.3	Share Consideration Per Share	1.11
Merger Consideration	1.11	Share Price Milestone	1.13(a)(i)
Merger Plans	1.3	Share Price Target	1.13(a)
Merger Proposal	6.13(b)	Shareholder Approval Matters	6.11(a)
Merger Subs	Preamble	Signing Filing	6.14(b)
Mergers	Recitals	Signing Press Release	6.14(b)
Minimum Cash Condition	7.2(d)	SPAC	Preamble
Monthly Earnout Statement	1.13(c)	SPAC Certificate of Merger	1.3
Net Cash	7.2(d)	SPAC Disclosure Schedules	Article III
Net Share Settlement	1.9(c)	SPAC Financials	3.6(b)
OFAC	3.17(c)	SPAC Law Firms	10.16(a)
Off-the-Shelf Software	5.13(a)	SPAC Material Contract	3.13(a)
Option Cancellation and Waiver		SPAC Merger	Recitals
Consents	1.9(c)	SPAC Merger Effective Time	1.3
Outbound IP License	5.13(c)	SPAC Merger Sub	Preamble
Outside Date	8.1(b)	SPAC Plan of Merger	1.3
Party(ies)	Preamble	SPAC Representative	Preamble
Payor	1.16(a)	SPAC Representative Documents	10.17(a)
PCAOB Financials	5.7(a)	SPAC Shareholder Meeting	6.11(a)
Permitted SPAC Merger Sub Owner	6.24	SPAC Surviving Subsidiary	1.2
SPAC Withholding Tax Ruling	6.23(a)	Top Vendors	5.23
Specified Courts	10.7	Transaction Financing	6.19(b)
Sponsor	Preamble	Transactions	Recitals
Sponsor Director	6.16(a)	Transmittal Documents	1.14(b)
Sponsor Earnout Shares	Recitals	Triggered Earnout Statement	1.13(c)
Sponsor Letter Agreement	Recitals	Triggering Event	1.13(a)
Surviving Subsidiaries	1.1	VAT	5.14(n)
Target Company Service Provider	5.19(h)	VAT Law	5.14(n)
Tax Ruling	6.23(a)	Voting Agreements	Recitals

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

SPAC:

LAUNCH ONE ACQUISITION CORP.

By:	/s/ Chris Ehrlich
	Name:	Chris Ehrlich
	Title:	Chief Executive Officer

SPAC Representative:

LAUNCH ONE SPONSOR LLC, solely in the capacity as the SPAC Representative hereunder

By:	/s/ Chris Ehrlich
	Name:	Chris Ehrlich
	Title:	Chief Executive Officer

The Company:

MINOVIA THERAPEUTICS LTD.

By:	/s/ Natalie Yivgi Ohana
	Name:	Natalie Yivgi Ohana
	Title:	Chief Executive Officer

Seller Representative:

/s/ Natalie Yivgi Ohana
Natalie Yivgi-Ohana, solely in the capacity as the Seller Representative hereunder

{Signature Page to Business Combination Agreement}

Pubco:

MITO US ONE LTD.

By:	/s/ Natalie Yivgi Ohana
	Name:	Natalie Yivgi Ohana
	Title:	Director

Company Merger Sub:

MITO SUB ISRAEL LTD.

By:	/s/ Natalie Yivgi Ohana
	Name:	Natalie Yivgi Ohana
	Title:	Director

{Signature Page to Business Combination Agreement}